Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The Toronto-Dominion Bank $33,160,000 Autocallable Buffered Basket-Linked Notes due February 17, 2021

The notes do not bear interest. The notes will mature on the maturity date (February 17, 2021) unless they are automatically called on either call valuation date (March 15, 2019 and February 17, 2020). The amount that you will be paid on your notes, if any, is based on the performance of an unequally-weighted basket of the 26 stocks of the 26 European companies included in the EURO STOXX® Banks Index as of February 5, 2018, as measured from the pricing date (February 15, 2018) to and including the call valuation dates and, if not automatically called, on the final valuation date (February 15, 2021). Your notes will be automatically called on a call valuation date if the closing level of the basket on such date is equal to or greater than the initial basket level, resulting in a payment on the corresponding call payment date equal to the principal amount of your notes times (i) 110.6167% with respect to the first call valuation date and (ii) 119.6000% with respect to the second call valuation date.

If your notes are not automatically called, the amount that you will be paid on your notes on the maturity date will be based on the performance of the basket as measured from the pricing date to and including the final valuation date. If the final basket level on the final valuation date is equal to or greater than the initial basket level, you will receive the maximum payment amount of $1,294.000 for each $1,000 principal amount of your notes. If the final basket level declines by up to 10% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1111% of the principal amount of your notes for every 1% that the final basket level has declined below 90% of the initial basket level. You may lose your entire principal amount.

The weightings of the companies in the basket and the index are different. Therefore, the performance of the basket and the index may also be different. The weightings of the companies in the basket are based on the weights of the companies in the index reweighted so that no company represents more than 5% of the basket as of February 5, 2018. The excess weights have been distributed to each of the other companies that represent less than 5% of the index pro rata according to their weight in the index, provided that no company can be greater than 5% of the basket. See “Information Regarding the Basket and the Basket Components” on page P-22. The initial basket level is 100 and the closing basket level on the applicable valuation date will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each basket component, (a) the percentage change of each basket component from the pricing date to such valuation date multiplied by (b) its weighting in the basket.

The return on your notes is capped. The maximum payment you could receive is $1,106.167 if your notes are called on the first call valuation date, $1,196.000 if your notes are called on the second valuation date and $1,294.000 if your notes are not automatically called. If your notes are not automatically called on either call valuation date, to determine your payment at maturity we will calculate the percentage change of the basket, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•	if the percentage change is zero or positive (the final basket level is equal to or greater than the initial basket level), the maximum payment amount of $1,294.000;
•	if the percentage change is negative but is not below –10% (the final basket level is less than the initial basket level but not by more than 10%), $1,000; or
•	if the percentage change is negative and is below –10% (the final basket level is less than the initial basket level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 111.11% times (b) the sum of the percentage change plus 10% times (c) $1,000. You will receive less than the principal amount of your notes.

The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.

You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The initial estimated value of the notes at the time the terms of your notes were set on the pricing date is $929.10 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-8 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Public Offering Price	Underwriting Discount	Proceeds to TD
Per Note	$1,000.00	$25.00	$975.00
Total	$33,160,000.00	$829,000.00	$32,331,000.00

TD Securities (USA) LLC	Goldman Sachs & Co. LLC Agent

Pricing Supplement dated February 15, 2018

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.

We or Goldman Sachs & Co. LLC (“GS&Co.”), or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or GS&Co., or any of our or their respective affiliates, informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.

Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, estimated costs which TD may incur in connection with the Notes and an estimate of the difference between the amounts TD pays to GS&Co. or an affiliate and the amounts that GS&Co. or an affiliate pays to us in connection with hedging your Notes as described further under “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-49. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value for the Notes. This initial estimated value was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-8. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — TD’s and GS&Co.’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your Notes on the Pricing Date, based on its pricing models and taking into account TD’s internal funding rate, plus an additional amount (initially equal to $31.00 per $1,000 Principal Amount). Prior to May 15, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through May 14, 2018).

On and after May 15, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market) will equal approximately the then-current estimated value of your Notes determined by reference to such pricing models. For additional information regarding the value of your Notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models, see “Risk Factors — The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes”.

If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly lower.

We urge you to read the “Additional Risk Factors” beginning on page P-10 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities
Type of Note:	Autocallable Buffered Basket-Linked Notes (the “Notes”)
Term:	Approximately 36 months
Basket:	An unequally weighted basket comprised of the ordinary shares of all 26 companies (each, a “Basket Component”) included in the Index:
Bloomberg Professional® (“Bloomberg”) Ticker	Basket Component	Primary Exchange	Weight in the Index on February 5, 2018	Component Weighting**	Initial Basket Component Prices (EUR)*

ABN NA	ABN AMRO Group N.V.	Euronext Amsterdam	1.9303%	5.00%	25.220
ACA FP	Credit Agricole S.A.	Euronext Paris	3.1916%	5.00%	13.595
AIBG ID	AIB Group plc	Irish Stock Exchange	0.7237%	1.98%	5.500
BAMI IM	Banco BPM S.p.A.	Borsa Italiana	0.7657%	2.10%	2.970
BBVA SQ	Banco Bilbao Vizcaya Argentaria, S.A.	Sociedad de Bolsas (SIBE)	8.4420%	5.00%	6.993
BKIA SQ	Bankia S.A.	Sociedad de Bolsas (SIBE)	0.6465%	1.77%	3.872
BIRG ID	Bank of Ireland Group plc	Irish Stock Exchange	1.2685%	3.47%	7.730
BKT SQ	Bankinter, S.A.	Sociedad de Bolsas (SIBE)	1.0191%	2.79%	8.860
BNP FP	BNP Paribas S.A.	Euronext Paris	13.1414%	5.00%	63.900
BPE IM	BPER Banca S.p.A.	Borsa Italiana	0.3400%	0.92%	4.792
CABK SQ	CaixaBank S.A.	Sociedad de Bolsas (SIBE)	2.6179%	5.00%	3.993
CBK GY	Commerzbank AG	XETRA	2.2441%	5.00%	12.836
DBK GY	Deutsche Bank AG	XETRA	4.4364%	5.00%	12.872
EBS AV	Erste Group Bank AG	Vienna Stock Exchange	2.1255%	5.00%	39.490
FBK IM	FinecoBank S.p.A	Borsa Italiana	0.6677%	1.83%	9.536
GLE FP	Societe Generale SA	Euronext Paris	6.3880%	5.00%	46.225
INGA NA	ING Groep N.V.	Euronext Amsterdam	10.5740%	5.00%	14.726
ISP IM	Intesa Sanpaolo S.p.A.	Borsa Italiana	7.8301%	5.00%	3.097
KBC BB	KBC Group NV	Euronext Brussels	3.4978%	5.00%	72.380
KN FP	Natixis S.A.	Euronext Paris	1.1347%	3.10%	7.026
MB IM	Mediobanca S.p.A.	Borsa Italiana	1.0507%	2.87%	9.856
RBI AV	Raiffeisen Bank International AG	Vienna Stock Exchange	0.8060%	2.21%	32.030
SAB SQ	Banco de Sabadell S.A.	Sociedad de Bolsas (SIBE)	1.8190%	4.98%	1.8045
SAN SQ	Banco Santander S.A.	Sociedad de Bolsas (SIBE)	16.2731%	5.00%	5.518
UBI IM	Unione di Banche Italiane S.p.A.	Borsa Italiana	0.7224%	1.98%	3.914
UCG IM	UniCredit S.p.A.	Borsa Italiana	6.3438%	5.00%	17.548

* With respect to each Basket Component, its Closing Price on the Pricing Date.

**Determined by the Calculation Agent as described under “Information Regarding the Basket and the Basket Components—Basket Components”. Component Weightings may not add up to 100% due to rounding.

Index:	The EURO STOXX® Banks Index (Bloomberg Ticker: SX7E Index)
CUSIP / ISIN:	89114QLG1 / US89114QLG19

Agents:	TD Securities (USA) LLC (“TDS”) and Goldman Sachs & Co. LLC (“GS&Co.”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $33,160,000 in the aggregate for all the offered Notes; the aggregate principal amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of this pricing supplement.
Pricing Date:	February 15, 2018
Issue Date:	February 23, 2018
Call Valuation Dates:	March 15, 2019 and February 17, 2020, subject to postponement for market disruption events and other disruptions, as described in “—Closing Price of a Basket Component” below.
Final Valuation Date:	February 15, 2021, subject to postponement for market disruption events and other disruptions, as described in “—Closing Price of a Basket Component” below.
Maturity Date:	February 17, 2021, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes—Maturity Date” on page PS-23 in the product prospectus supplement and in “—Closing Price of a Basket Component” below.
Call Feature:	If the Closing Basket Level on any Call Valuation Date is greater than or equal to the Initial Basket Level, we will automatically call the Notes and, on the applicable Call Payment Date, will pay you a cash payment per Note equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Call Premium Percentage applicable to the corresponding Call Valuation Date. Following the Call Payment Date, no further amounts will be owed to you under the Notes.
Call Premium Percentage:	10.6167% with respect to the first scheduled Valuation Date and 19.6000% with respect to the second scheduled Valuation Date.
Call Payment Date:	March 19, 2019 if the Notes are automatically called on the first scheduled Valuation Date and February 19, 2020 if the Notes are automatically called on the second scheduled Valuation Date, subject to postponement as described above under “— Valuation Dates”.
Payment at Maturity:

If the Notes are not automatically called, for each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:

●      if the Final Basket Level is greater than or equal to the Initial Basket Level, the Maximum Payment Amount of $1,294.000;

●      if the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or

●      if the Final Basket Level is less than the Buffer Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Downside Multiplier times (c) the sum of the Percentage Change plus the Buffer Percentage.

If the Final Basket Level is less than the Buffer Level, investors will receive less than the Principal Amount of the Notes at maturity and may lose their entire Principal Amount.

All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Maximum Payment Amount:	$1,294.000 per $1,000 Principal Amount of the Notes (129.400% of the Principal Amount of the Notes). As a result of the Maximum Payment Amount, the maximum return at maturity of the Notes will be 29.400% of the Principal Amount of the Notes.
Buffer Percentage:	10%
Buffer Level:	90% of the Initial Basket Level
Downside Multiplier:	The quotient of the Initial Basket Level divided by the Buffer Level, which equals approximately 111.11%
Percentage Change:	The quotient of (1) the Final Basket Level minus the Initial Basket Level divided by (2) the Initial Basket Level, expressed as a percentage.
Initial Basket Level:	100
Final Basket Level:	The Closing Basket Level on the Final Valuation Date.

Closing Basket Level:	100 × [1 + (the sum of, as calculated for each Basket Component, the product of the Basket Component Return multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component on the applicable Valuation Date: Closing Price - Initial Basket Component Price Initial Basket Component Price
Initial Basket Component Price:	With respect to each Basket Component, its Closing Price on the Pricing Date, as shown in the table above, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” on page PS-27 in the product prospectus supplement and on page P-7 herein under “Anti-Dilution Adjustments”.
Closing Price of a Basket Component:

With respect to each Basket Component, on any Trading Day, the official closing price of that Basket Component as quoted on the Primary Exchange, subject to adjustment as described under “General Terms of the Notes—Anti-Dilution Adjustments” on page PS-27 in the product prospectus supplement and on page P-7 herein under “Anti-Dilution Adjustments”.

If an originally scheduled Call Valuation Date or the Final Valuation Date, as applicable, is not a Trading Day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on such originally scheduled Call Valuation Date or the Final Valuation Date, as applicable, its Closing Price for such Call Valuation Date or the Final Valuation Date, as applicable, will be its Closing Price on the first Trading Day following such originally scheduled Call Valuation Date or the Final Valuation Date, as applicable, on which the Calculation Agent determines that a market disruption event does not occur or is not continuing with respect to such Basket Component. If a market disruption event with respect to a Basket Component occurs or is continuing on each Trading Day to and including the tenth Trading Day following such originally scheduled Call Valuation Date or the Final Valuation Date, as applicable, its Closing Price will be determined by the Calculation Agent on that day, regardless of whether such day is a Trading Day or the occurrence or continuation of a market disruption event on that day with respect to such Basket Component. For the avoidance of doubt, if an originally scheduled Call Valuation Date or the Final Valuation Date, as applicable, is a Trading Day and no market disruption event exists on that day with respect to a Basket Component, the determination of its Closing Price will be made on such originally scheduled Valuation Date, irrespective of the non-Trading Day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the product prospectus supplement. If an originally scheduled Call Valuation Date or the Final Valuation Date, as applicable, is postponed due to a non-Trading Day or a market disruption event for any Basket Component, the corresponding Call Payment Date or Maturity Date, as applicable, will be postponed to maintain the same number of Business Days leading to the relevant payment date as existed prior to the postponement(s).

Final Basket Component Price:	With respect to each Basket Component, its Closing Price on the Final Valuation Date, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” on page PS-27 in the product prospectus supplement and on page P-7 herein under “Anti-Dilution Adjustments”.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
Trading Day:	A Trading Day with respect to a Basket Component means a day on which its Primary Exchange is scheduled to be open for trading.
U.S. Tax Treatment:	By purchasing a Note, each holder agrees, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Basket. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Federal Income Tax Consequences”.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus.

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-10 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016: http://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016: http://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

Anti-Dilution Adjustments

The section “General Terms of the Notes—Anti-Dilution Adjustments—Reorganization Events” in the product prospectus supplement is replaced in its entirety with the following:

Reorganization Events

Each of the following is a Reorganization Event with respect to a Basket Component:

1.	a Basket Component is reclassified or changed;
2.	the issuer of such Basket Component (the “Basket Component Issuer”) has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding shares are exchanged for or converted into other property;
3.	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two events above;
4.	the Basket Component Issuer or any subsidiary of the Basket Component Issuer has been subject to a merger, consolidation or other combination and is the surviving entity and all the outstanding shares of the Basket Component (other than shares of the Basket Component owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 75% of the outstanding shares of the Basket Component immediately following such event;
5.	the Basket Component Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
6.	the Basket Component Issuer effects a spin-off—that is, issues to all holders of a Basket Component equity securities of another issuer, other than as part of an event described in the four bullet points above;
7.	the Basket Component Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;
8.	another entity completes a tender or exchange offer for all of the outstanding shares of the Basket Component Issuer; or
9.	any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the Basket Component or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the Basket Component or by the primary securities exchange on which the Basket Component or listed options on the Basket Component are traded, and will ultimately be determined by the Calculation Agent in its sole discretion.

If a Reorganization Event occurs, the Calculation Agent will determine the Closing Price of the affected Basket Component on the applicable Call Valuation Date or Final Valuation Date, as applicable, by valuing the relevant distribution property.

The applicable Closing Price of the applicable Basket Component will not be adjusted, however, unless one of the Reorganization Events described above occurs after the Pricing Date and on or before the applicable Call Valuation Date or the Final Valuation Date, as applicable.

The section “General Terms of the Notes—Anti-Dilution Adjustments—Extraordinary Dividends” in the product prospectus supplement is replaced in its entirety with the following:

Extraordinary Dividends

Any distribution or dividend on a Basket Component determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the applicable Basket Component Issuer’s historical dividend practices will be deemed to be an extraordinary dividend (an “Extraordinary Dividend”). The Calculation Agent will determine if the dividend is an Extraordinary Dividend and, if so, the amount of the Extraordinary Dividend. Each outstanding share of the applicable Basket Component will be worth less as a result of an Extraordinary Dividend.

If any Extraordinary Dividend occurs with respect to a Basket Component, the Calculation Agent will adjust the Closing Price of the applicable Basket Component on the applicable Call Valuation Date or the Final Valuation Date, as applicable, by multiplying the prior Closing Price by the number equal to: (1) the Closing Price of the Basket Component on the Business Day before the ex-dividend date; divided by (2) the amount by which the Closing Price of the Basket Component on the Business Day before the ex-dividend date exceeds the Extraordinary Dividend amount.

The ex-dividend date for any dividend or other distribution with respect to a Basket Component is the first day on which such Basket Component trades without the right to receive that dividend or other distribution.

The Extraordinary Dividend amount with respect to an Extraordinary Dividend for an affected Basket Component equals:

  for an Extraordinary Dividend that is paid in lieu of an ordinary dividend, the amount of the Extraordinary Dividend per share of the applicable Basket Component minus the amount per share of the immediately preceding dividend, if any, that was not an Extraordinary Dividend for such Basket Component; or
  for an Extraordinary Dividend that is not paid in lieu of an ordinary dividend, the amount per share of the Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on a Basket Component that is an Extraordinary Dividend and also (i) payable in shares, (ii) an issuance of transferable rights or warrants or (iii) a spin-off event, will result in an adjustment as described under “Share Splits and Share Dividends” on page P-8 herein, “Transferable Rights and Warrants” on page P-9 herein and “—Reorganization Events” on page P-7 herein, respectively.

The applicable Closing Price for the applicable Basket Component will not be adjusted, however, unless the first day on which the affected Basket Component trades without the right to receive the extraordinary dividend occurs after the Pricing Date and on or before the applicable Call Valuation Date or the Final Valuation Date, as applicable.

The section “General Terms of the Notes—Anti-Dilution Adjustments—Share Splits and Share Dividends” in the product prospectus supplement is replaced in its entirety with the following:

Share Splits and Share Dividends

A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its share to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.

If a Basket Component is subject to a share split or share dividend, then the calculation agent will adjust the Closing Price of the applicable Basket Component on the applicable Call Valuation Date or the Final Valuation Date, as applicable, by multiplying the prior Closing Price — that is, the Closing Price before the share split or share dividend — by the number equal to: (1) the number of shares of the applicable Basket Component outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of such Basket Component outstanding immediately before the share split becomes effective.

The applicable Closing Price for the applicable Basket Component will not be adjusted, however, unless the first day on which the affected Basket Component trades without the right to receive the share split or share dividend occurs after the Pricing Date and on or before the applicable Call Valuation Date or the Final Valuation Date, as applicable.

The section “General Terms of the Notes—Anti-Dilution Adjustments— Reverse Share Splits” in the product prospectus supplement is replaced in its entirety with the following:

Reverse Share Splits

A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.

If a Basket Component is subject to a reverse share split, then the calculation agent will adjust the Closing Price of the applicable Basket Component on the applicable Call Valuation Date or the Final Valuation Date, as applicable, by multiplying the prior Closing Price by the number equal to: (1) the number of shares of the applicable Basket Component outstanding immediately after the reverse share split becomes effective; divided by (2) the number of shares of such Basket Component outstanding immediately before the reverse share split becomes effective.

The applicable Closing Price for the applicable Basket Component will not be adjusted, however, unless the first day on which the affected Basket Component trades without the right to receive the reverse share split occurs after the Pricing Date and on or before the applicable Call Valuation Date or the Final Valuation Date, as applicable.

The section “General Terms of the Notes—Anti-Dilution Adjustments—Transferable Rights and Warrants” in the product prospectus supplement is replaced in its entirety with the following:

Transferable Rights and Warrants

If a Basket Component Issuer issues transferable rights or warrants to all holders of such Basket Component to subscribe for or purchase the applicable Basket Component at an exercise price per share that is less than the stock price of the Basket Component on the Trading Day immediately before the ex-dividend date for the issuance, then the calculation agent will adjust the Closing Price of the applicable Basket Component on the applicable Call Valuation Date or the Final Valuation Date, as applicable, by multiplying the prior Closing Price by the following fraction:

•	the numerator will be the number of shares of the Basket Component outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the Basket Component offered for subscription or purchase under those transferable rights or warrants; and
•	the denominator will be the number of shares of the Basket Component outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the Basket Component that the aggregate offering price of the total number of shares of the Basket Component so offered for subscription or purchase would purchase at the Closing Price of the Basket Component on the Trading Day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the Closing Price on the trading day immediately before that ex-dividend date; and

The applicable Closing Price of the applicable Basket Component will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the applicable Call Valuation Date or the Final Valuation Date, as applicable.

Delisting or Suspension of Trading

If a Basket Component is delisted or trading of such Basket Component is suspended on the primary exchange for such Basket Component, and is not immediately re-listed or approved for trading on a successor exchange, then the Calculation Agent will deem the Closing Price of the Basket Component on the day immediately prior to its delisting or suspension to be the value of such Basket Component on the applicable Call Valuation Date or Final Valuation Date, as applicable.

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Principal at Risk.

If the Notes are not automatically called, investors in the Notes could lose their entire Principal Amount if there is a decline in the level of the Basket from the Initial Basket Level to the Final Basket Level by more than the Buffer Percentage. If the Final Basket Level is less than the Initial Basket Level by more than 10%, you will lose a portion of each $1,000 Principal Amount equal to the Downside Multiplier multiplied by the sum of the negative Percentage Change plus the Buffer Percentage times $1,000. Specifically, you will lose approximately 1.1111% of the Principal Amount of each of your Notes for every 1% that the Final Basket Level is less than the Initial Basket Level in excess of the Buffer Percentage and you may lose your entire Principal Amount.

The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.

There will be no periodic interest payments on the Notes as there would be on conventional fixed-rate or floating-rate debt securities having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

The Amount You Will Receive on a Call Payment Date or on the Maturity Date, as the Case May Be, Will Be Capped.

Regardless of the Closing Basket Level on each of the Call Valuation Dates or the Final Valuation Date, the amount you may receive on a Call Payment Date or on the Maturity Date, if any, is capped. Even if the Closing Basket Level on a Call Valuation Date is equal to or greater than the Initial Basket Level, causing the Notes to be automatically called, the amount you will receive on the Call Payment Date will be capped, and you will not benefit from any further increases in the Closing Basket Level on such date. If your Notes are automatically called on a Call Valuation Date, the maximum payment you will receive for each $1,000 Principal Amount of your Notes will depend on the applicable Call Premium Percentage. In addition, if the Notes are not automatically called and the Final Basket Level on the Final Valuation Date is equal to or greater than the Initial Basket Level, the Payment at Maturity you will receive on the Maturity Date, if any, is similarly capped by the Maximum Payment Amount.

The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.

If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, your holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of such new investment.

Changes in the Price of One Basket Component May Be Offset by Changes in the Price of the Other Basket Components.

A change in the price of one Basket Component may not correlate with changes in the prices of the other Basket Components. The price of one or more Basket Components may increase, while the price of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the Closing Basket Level as of any time, increases in the price of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the price of one or more other Basket Components. Because the weightings of the Basket Components are not equal, the performances of the Basket Components with higher Component Weightings will have a larger impact on your return on the Notes than the performance of the Basket Components with lower Component Weightings.

The Method of Selecting the Basket Components May Not Result in a Positive Percentage Change.

The Basket consists of the ordinary shares of all 26 companies included in the Index on February 5, 2018 as described under “Information Regarding the Basket and the Basket Components” on page P-22 of this pricing supplement. The Calculation Agent capped the weight of any Basket Component that was weighted at more than 5% in the Index at 5%, and distributed the excess weight to each of the other non-capped Basket Components pro rata according to their weights in the Index. The Calculation Agent repeated this reweighting process iteratively until no Basket Component was weighted more than 5%, and the Component Weightings were thus established. There can be no assurance that the methodology used to select and determine the Component Weightings of the Basket Components will result in a positive Percentage Change if the Notes are not automatically called. In fact, consideration of the likelihood of an increase in the prices of the Basket Components during the term of your Notes was not part of the selection process. If the Notes are not automatically called and the Percentage Change is negative and below -10%, you will lose a portion of your investment in the Notes and may lose your entire investment depending on the performance of the Basket. A Basket Component selected using different criteria may, if the Notes are not automatically called, result in a higher Percentage Change and therefore a higher likelihood of receiving the Maximum Payment Amount at maturity.

The Basket Is Static and Was Selected Using Data as of February 5, 2018, Not as of the Pricing Date.

The Basket is static, meaning that the Basket Components will not change even if the constituents of the Index (“Index Constituents”) change, for example if an Index Constituent is removed from the Index because it becomes a small capitalization stock or if a new stock is added to the Index. In addition, because the Component Weightings of the Basket Components were established using data as of February 5, 2018, the weightings have not been updated as of the Pricing Date and will not reflect any changes in weightings of the Index Constituents. As a result, there can be no assurance that the Basket will perform as well as one selected and weighted using data as of the Pricing Date or one selected and weighted using a different date.

The Basket and the Index From Which the Basket Components Are Selected Are Different and the Performance of the Basket May Not Correlate with the Performance of the Index.

The Basket reweighted the Index Constituents that comprised the Index as of February 5, 2018. The Component Weightings, and possibly the Basket Components, will be different from the Index Constituent weightings, and possibly the Index Constituents, of the Index. Therefore, while the Basket will be comprised of the applicable Index Constituent in the Index as of February 5, 2018, the performance of the Basket will not necessarily follow the performance of the Index, and consequently, the return on the Notes will not be the same as investing directly in an index fund, in the Index or in the Index Constituents, and will not be the same as investing in a debt security linked to the performance of the Index with other comparable terms. In fact, there is a risk that the performance of the Basket may be significantly worse than the performance of the Index.

The Calculation Agent May be Required to Remove a Basket Component if the Existing Basket Component Experiences Certain Corporate Events.

Each Basket Component was selected on February 5, 2018 for the Notes. If a reorganization event with respect to a Basket Component or a Basket Component Issuer occurs during the life of your Notes, the Calculation Agent may remove such Basket Component as described herein under “Anti-Dilution Adjustments”. The removal of any Basket Component may have an adverse impact on the value of the Basket.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

The payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on any applicable Call Payment Date or the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS, GS&Co. and our or their respective affiliates may make a market for the Notes; however, they are not required to do so. TDS, GS&Co. and our or their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the prices of the Basket Components and, as a result, you may suffer substantial losses.

If the Closing Prices of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Basket Components. Changes in the Closing Prices of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the Closing Prices of the Basket Components increase above their Initial Basket Component Prices during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

The Amount You Will Receive on a Call Payment Date or on the Maturity Date is Not Linked to the Closing Prices of the Basket Components at Any Time Other than on the Applicable Call Valuation Date or the Final Valuation Date, as the Case May Be.

The amount you will receive on a Call Payment Date, if any, will be paid only if the Closing Basket Level on the applicable Call Valuation Date is equal to or greater than the Initial Basket Level. Therefore, the Closing Prices of the Basket Components on dates other than the Call Valuation Dates will have no effect on whether the Notes are subject to an automatic call and whether any amount will be paid in respect of your Notes on the applicable Call Payment Date. In addition, the amount you will receive on the Maturity Date, if any, will be based solely on the Final Basket Level on the Final Valuation Date. Therefore, for example, if the Closing Prices of the Basket Components dropped precipitously on the Final Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would otherwise have been had it been linked to the Closing Prices of the Basket Components prior to such drop. Although the actual Closing Prices of the Basket Components on the Call Payment Dates, Maturity Date or at other times during the life of your Notes may be higher than the Closing Prices of the Basket Components on the Call Valuation Dates or the Final Valuation Date, you will only benefit from the Closing Prices of the Basket Components on the Valuation Dates or on the Final Valuation Date.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.

At our sole option, we may decide to sell an additional aggregate principal amount of the Notes subsequent to the date of this pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.

The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to a Call Payment Date or the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to a Call Payment Date or the Maturity Date, the return on your investment in the Notes will be lower than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Level and the Maximum Payment Amount on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Maximum Payment Amount will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, if the Final Basket Level is less than the Buffer Level, you will realize a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.

You Have No Shareholder Rights or Rights to Receive any Basket Components.

As a holder of the Notes, your potential return is limited to the Call Premium Percentage on a Call Payment Date and the Maximum Payment Amount on the Maturity Date and you will not participate in any appreciation of the Basket or the Basket Components. Additionally, you will not have voting rights or rights to receive ordinary cash dividends or other distributions or other rights that holders of the Basket Components would have, and neither the Closing Basket Component Prices nor the Closing Basket Levels will reflect any ordinary dividends paid on the Basket Components.

The Basket Components Are Concentrated in One Sector and One Geographic Region.

All of the Basket Components are issued by Eurozone companies in the banks sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with an investment in Eurozone companies in the banks sector, including those discussed below. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors and/or multiple geographic regions.

An Investment in the Notes Will Be Subject to Risks Associated with Non-U.S. Securities Markets.

Your Notes are linked to the ordinary shares of the Basket Component Issuers, which were Index Constituents as of February 5, 2018. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities are subject to political, economic, financial and social factors that are unique to such country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such non-U.S. securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The U.K.'s Referendum to Leave the European Union May Adversely Affect the Performance of the Basket Components.

The Basket Components are equity securities that have been issued by European Union member companies. The U.K.'s referendum on June 23, 2016 to leave the European Union, which we refer to as "Brexit," has and may continue to cause disruptions to capital and currency markets worldwide and to the markets tracked by those Basket Components in particular. The full impact of the Brexit decision, however, remains uncertain. A process of negotiation, which is likely to take a number of years, will determine the future terms of the U.K.'s relationship with the European Union. The performance of the Basket Components may be negatively affected by interest rate, exchange rate and other market and economic volatility, as well as regulatory and political uncertainty.

Your Notes Are Linked to Basket Components That Are Traded in Non-U.S. Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in Exchange Rates.

Because your Notes are linked to Basket Components that are traded in non-U.S. currencies but are not adjusted to reflect their U.S. dollar value, the amount payable on your Notes at maturity will not be adjusted for changes in the applicable non-U.S. currency/U.S. dollar exchange rates. Any amount payable on the Notes will be based solely upon the changes in the prices of the Basket Components. Changes in exchange rates, however, may reflect changes in the economy of the countries in which the Basket Components are listed that, in turn, may affect the level of the Basket.

Adverse Conditions in the Banks Sector May Reduce Your Return on the Notes.

All of the Basket Components are issued by European companies whose primary lines of business are directly associated with the banks sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the European and international markets could have a major effect on the prices of the Basket Components. As a result of these factors, the value of the Notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the banks sector.

Economic Conditions Have Adversely Impacted the Stock Prices of Many Companies in the Banks Sector, and May Do So During the Term of the Notes.

In recent years, economic conditions in Europe have resulted, and may continue to result, in significant losses among many companies that operate in the banks sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of European financial institutions, and substantial fluctuations in the profitability of these companies. Many European bank companies have experienced substantial decreases in the value of their assets, or taken action to raise capital (including the issuance of debt or equity securities). Further, companies in this sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on prices of the Basket Components. As a result, the level of the Basket may be adversely affected by economic, political, or regulatory events affecting the European banks sector or one of the subsets of that sector. This in turn could adversely impact the market value of the Notes and decrease any Payment at Maturity.

Your return on the Notes may be affected by exchange rate movements and other factors affecting the international securities markets, specifically changes in the European markets. The European markets are and have been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes in the European markets could adversely affect the performance of the Basket and, consequently, the value of the Notes.

Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of the Notes.

TD, GS&Co. and our or their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Basket or the Index or the prices of one or more Basket Components, and we or they may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we, GS&Co. and our or their respective affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, GS&Co. and our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket, the Index or one or more Basket Components.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, GS&Co. and our or their respective affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We, GS&Co. and our or their respective affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between or one or more of our of their affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, GS&Co. and our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to the Index or most or even all of the Basket Components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us, GS&Co. and our or their respective affiliates may affect the prices of the Basket Components and, therefore, the market value of the Notes.

TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.

TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party.

TD’s and GS&Co.’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.

TD’s initial estimated value of the Notes and GS&Co.’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you.

Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including GS&Co.’s) Estimates.

TD’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” on page P-2. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the Notes that are different, and perhaps materially lower, from TD’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes.

GS&Co.’s estimated value of the Notes is determined by reference to its pricing models and takes into account TD’s internal funding rate. The price at which GS&Co. would initially buy or sell your Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your Notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding the Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the Pricing Date through the applicable date set forth above under “Additional Information Regarding the Estimated Value of the Notes” above. Thereafter, if GS&Co. buys or sells your Notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which is calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally TD’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to GS&Co.’s models, taking into account TD’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the product prospectus supplement.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in TD’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that GS&Co. makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Notes at any price and, in this regard, GS&Co. is not obligated to make a market in the Notes. See “—There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses” above.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:

•	the prices of the Basket Components;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket;
•	the dividend rates of the Basket Components;

•	economic, financial, regulatory, political, military or other events that may affect the prices of any of the Basket Components and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature;
•	fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.

The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Basket or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Notes are Linked to the Basket Components and Therefore the Price Movements of Those Basket Components.

Your Notes are linked to the Basket Components, and the return on your Notes is therefore affected by the movements in the market prices of those Basket Components. Each Basket Component Issuer faces its own business risks and challenges, which may adversely affect the Basket Component’s price. In addition, the Basket Components will not change (except as described below under “—You Will Have Limited Anti-Dilution Protection”), and your Notes will remain linked to the Basket Components even if one or more of the Basket Component Issuers is experiencing severe business risks and challenges. It is possible that large declines in the prices of one or more Basket Components could affect the Percentage Change such that you would lose a portion or your entire investment in the Notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Basket. Changes in the level of the Basket may not result in a comparable change in the market value of your Notes. This is because any amounts payable on the Notes will be based only on the Closing Basket Level on the applicable Call Valuation Date or the Final Valuation Date. If the Notes are not automatically called and the Percentage Change is negative (i.e., the Final Basket Level is less than the Initial Basket Level) and below the Buffer Level, you could lose all or a substantial portion of your investment in the Notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “—Your Potential Return on the Notes Is Limited by the Maximum Payment Amount and May Be Less Than the Return on a Direct Investment In the Basket Components” above.

As of the Date of this Pricing Supplement, There is No Actual History for the Closing Levels of the Basket.

The Payment at Maturity, if any, for each of your Notes is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the closing levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes.

There Is Limited Hypothetical Historical Information About the Basket.

The Notes are linked to the performance of the Basket, which was constructed on February 5, 2018. Because one of the Basket Components, ABN AMRO Group N.V. has available historical data only from November 19, 2015, through February 15, 2018, hypothetical historical closing levels of the Basket are only available for the period from November 19, 2015 through February 15, 2018. Because the hypothetical historical levels of the Basket are unavailable prior to November 19, 2015, limited hypothetical historical Basket level information will be available for you to consider in making an informed decision with respect to the Notes.

Hypothetical Past Basket Performance is No Guide to Future Performance.

The actual performance of the Basket over the life of the Notes, as well as any amounts payable on the Notes, may bear little relation to the hypothetical historical Closing Basket Levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket cannot be predicted.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Components.

The return on your Notes will not reflect the return you would realize if you actually owned the Basket Components and received the dividends paid on those Basket Components. You will not receive any dividends that may be paid on any of the Basket Components by the Basket Component Issuers. See “—You Have No Shareholder Rights or Rights to Receive any Basket Components” above for additional information.

There is No Affiliation Between the Basket Component Issuers and Us.

We are not affiliated with the Basket Component Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Basket Component Issuers. Nevertheless, neither we nor any of our affiliates are responsible for any Basket Component Issuer’s public disclosure of information whether contained in SEC filings or otherwise. In connection with the offering of the Notes, none of us, GS&Co., or our or their respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component Issuer. You, as an investor in your Notes, should make your own investigation into the Basket Component Issuers. See “Information Regarding the Basket and the Basket Components” on page P-22 of this pricing supplement for additional information about the Basket.

No Basket Component Issuer Will Have Any Role or Responsibilities with Respect to the Notes.

None of the Basket Component Issuers will have authorized or approved the Notes, or will be involved in this offering. No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Basket Components or the Notes. No such company will receive any of the proceeds from any offering of the Notes. No Basket Component Issuer or any other company will be responsible for, or participate in, any determinations or calculations with respect to the Notes, including on any Valuation Date.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent will adjust the Initial Basket Component Price for stock splits, reverse stock splits, stock dividends, Extraordinary Dividends and other events that affect a Basket Component, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement and above under “Anti-Dilution Adjustments”. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Basket Component. Those events or other actions by the Basket Component Issuer or a third party may nevertheless adversely affect the price of a Basket Component, and adversely affect the value of your Notes.

Market Disruption Events and Adjustments.

The Maturity Date, each Call Payment Date, each Call Valuation Date and the Final Valuation Date is subject to adjustment as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

A conclusion that no portion of any amount in excess of the Principal Amount of a Note paid or credited or deemed to be paid or credited on a Note should be subject to Canadian withholding tax is based in part on the current published administrative position of the Canada Revenue Agency (“CRA”). There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of amounts subject to Canadian withholding tax. If, at any time, any amount paid or credited or deemed to be paid or credited on a Note is subject to Canadian withholding tax, you will receive an amount that is less than that to which you would otherwise be entitled. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion below under “Supplemental Discussion of Canadian Federal Income Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Hypothetical Returns

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Basket levels on a Call Valuation Date and on the Final the Valuation Date could have on any amounts owed on a Call Payment Date or on the Payment at Maturity assuming all other variables remain constant.

The examples below are based on a range of Final Basket Levels and Final Basket Component Prices that are entirely hypothetical; the Closing Level of the Basket level on any day throughout the life of the Notes, including on a Call Valuation Date and the Final Basket Level on the Final Valuation Date, cannot be predicted. The Basket Components have been highly volatile in the past — meaning that the Closing Prices of the Basket Components have changed considerably in relatively short periods — and the performance of the Basket cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Basket Components and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date is less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors—TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes” on page P-13 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal Amount	$1,000
Initial Basket Level	100
Call Premium Percentage:	10.6167% for the first Valuation Date 19.6000% for the second Valuation Date
Maximum Payment Amount	$1,294.00
Buffer Level	90 (90% of the Initial Basket Level)
Downside Multiplier	Approximately 111.11%
Buffer Percentage	10%
Neither a market disruption event nor a non-Trading Day occurs with respect to any Basket Component on the originally scheduled Valuation Date or the Final Valuation Date
No change in or affecting any of the Basket Components or the method by which an Basket Component Issuer calculates the relevant Basket Component
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date

The actual performance of the Basket over the life of your Notes, as well as any payment on a Call Payment Date or the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical closing levels of the Basket or the historical Closing Prices of the Basket Components shown elsewhere in this pricing supplement. For information about the historical Closing Prices of the Basket Components and the hypothetical closing levels of the Basket during recent periods, see “Information Regarding the Basket and the Basket Components—Hypothetical Historical Information of the Basket” and “Information Regarding the Basket Components—Historical Information of the Basket Components” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Basket Components.

If your Notes are automatically called on the first Call Valuation Date (i.e., on the first Call Valuation Date the Closing Basket Level is equal to or greater than the Initial Basket Level), the amount that we would deliver for each $1,000 Principal Amount of your Notes on the applicable Call Payment Date would be the sum of (i) $1,000 plus (ii) the product of the applicable Call Premium Percentage times $1,000. If, for example, the Closing Basket Level on the first Valuation Date were determined to be 115.000% of the Initial Basket Level, your Notes would be automatically called and the amount that we would deliver on your Notes on the corresponding Call Payment Date would be 110.6167% of the Principal Amount of your Notes or $1,106.167 for each $1,000 of the Principal Amount of your Notes.

If, for example, the Notes are not automatically called on the first Call Valuation Date and are automatically called on the second Call Valuation Date (i.e., on the first Call Valuation Date the Closing Basket Level is less than the Initial Basket Level and on the second Call Valuation Date the Closing Basket Level is equal to or greater than the Initial Basket Level), the amount that we would deliver for each $1,000 Principal Amount of your Notes on the applicable Call Payment Date would be the sum of (i) $1,000 plus (ii) the product of the applicable Call Premium Percentage times $1,000. If, for example, the Closing Basket Level on the second Call Valuation Date were determined to be 125.000% of the Initial Basket Level, your Notes would be automatically called and the amount that we would deliver on your Notes on the corresponding Call Payment Date would be 119.600% of the Principal Amount of your Notes or $1,196.000 for each $1,000 of the Principal Amount of your Notes.

If the Notes are not automatically called prior to the Final Valuation Date (i.e., on each of the Call Valuation Dates prior to the Final Valuation Date the Closing Basket Level is less than the Initial Basket Level), the amount we would deliver for each $1,000 Principal Amount of your Notes on the Maturity Date will depend on the performance of the Basket on the Final Valuation Date, as shown in the table below. The table below assumes that the Notes have not been automatically called on any Call Valuation Date and reflects hypothetical amounts that you could receive on the Maturity Date. The prices in the left column represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical amounts, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Price), and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical amount of 100.000% means that the value of the payment that we would deliver for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Price) and the assumptions noted above.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Basket Level, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Basket Level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Basket Level on the Final Valuation Date (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity if the Notes Have Not Been Automatically Called on any Valuation Date (as Percentage of Principal Amount)
140.000%	129.400%
120.000%	129.400%
100.000%	129.400%
99.999%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the Notes have not been automatically called on any Call Valuation Date and the Final Basket Level was determined to be 25.000% of the Initial Basket Level, the Payment at Maturity that we would deliver on your Notes at maturity would be approximately 27.778% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose approximately 72.222% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Basket Level were determined to be 0.000% of the Initial Basket Level, you would lose 100.000% of your investment in the Notes. In addition, if the Final Basket Level were determined to be 140.000% of the Initial Basket Level, the Payment at Maturity that we would deliver on your Notes at maturity would be capped at the Maximum Payment Amount, or 129.400% of each $1,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to the Maturity Date, you would not benefit from any increase in the Final Basket Level of greater than 129.400% of the Initial Basket Level on the Final Valuation Date.

The Payments at Maturity shown above are entirely hypothetical; they are based on the hypothetical Maximum Payment Amount and market prices of the Basket Components that may not be achieved on any Call Valuation Date or the Final Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on a Call Payment Date or the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payment on a Call Payment Date or the Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical payment on a Call Payment Date or the Payment at Maturity on the Notes shown above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” beginning on page PS-6 of the product prospectus supplement.

Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Closing Basket Level on a Call Valuation Date, the Final Basket Level on the Final Valuation Date or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the level of the Basket or the price of any Basket Component and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, on a Call Payment Date or the Maturity Date and the rate of return on the offered Notes will depend on whether the Notes are automatically called and the actual Final Basket Level, which will be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on a Call Payment Date or the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding the Basket and the Basket Components

General

The Basket consists of the stocks of all 26 companies included in the EURO STOXX® Banks Index (the “Index” or “SX7E”). The Index tracks the companies from the STOXX® Europe 600 Index that are assigned to the banks supersector from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. More information about how STOXX Limited (“STOXX”), the Index sponsor, constructs the Index is described below. The basket is static, meaning it will not change based on any future changes to the Index methodology, the Index constituents or their weightings in the Index.

The Calculation Agent selected the 26 Basket Components from the Index on February 5, 2018 and weighted the Basket using the methodology described below.

Determination of Component Weightings

To determine the Component Weightings of each Basket Component, the Calculation Agent began with the weights of the 26 Index constituents as of February 5, 2018.

Next, the Calculation Agent capped the weight of any company that was weighted at more than 5% in the Index at 5%, and distributed the excess weight to each of the other non-capped Basket Components pro rata according to their initial weights. The Calculation Agent repeated this reweighting process iteratively until no Basket Component was weighted more than 5%, and the Component Weightings were thus established.

Basket Components

The following table lists the Basket Components and their corresponding Bloomberg tickers, primary listings and initial prices. Each of the Basket Component Issuers faces its own business risks and other competitive factors. All of those factors may affect the performance of the Basket, and, consequently, the amount payable on your Notes, if any.

Bloomberg Ticker	Basket Component	Primary Exchange	Weight in the Index on February 5, 2018	Component Weighting**	Initial Basket Component Prices (EUR)*

ABN NA	ABN AMRO Group N.V.	Euronext Amsterdam	1.9303%	5.00%	25.220
ACA FP	Credit Agricole S.A.	Euronext Paris	3.1916%	5.00%	13.595
AIBG ID	AIB Group plc	Irish Stock Exchange	0.7237%	1.98%	5.500
BAMI IM	Banco BPM S.p.A.	Borsa Italiana	0.7657%	2.10%	2.970
BBVA SQ	Banco Bilbao Vizcaya Argentaria, S.A.	Sociedad de Bolsas (SIBE)	8.4420%	5.00%	6.993
BKIA SQ	Bankia S.A.	Sociedad de Bolsas (SIBE)	0.6465%	1.77%	3.872
BIRG ID	Bank of Ireland Group plc	Irish Stock Exchange	1.2685%	3.47%	7.730
BKT SQ	Bankinter, S.A.	Sociedad de Bolsas (SIBE)	1.0191%	2.79%	8.860
BNP FP	BNP Paribas S.A.	Euronext Paris	13.1414%	5.00%	63.900
BPE IM	BPER Banca S.p.A.	Borsa Italiana	0.3400%	0.92%	4.792
CABK SQ	CaixaBank S.A.	Sociedad de Bolsas (SIBE)	2.6179%	5.00%	3.993
CBK GY	Commerzbank AG	XETRA	2.2441%	5.00%	12.836
DBK GY	Deutsche Bank AG	XETRA	4.4364%	5.00%	12.872
EBS AV	Erste Group Bank AG	Vienna Stock Exchange	2.1255%	5.00%	39.490
FBK IM	FinecoBank S.p.A	Borsa Italiana	0.6677%	1.83%	9.536
GLE FP	Societe Generale SA	Euronext Paris	6.3880%	5.00%	46.225

INGA NA	ING Groep N.V.	Euronext Amsterdam	10.5740%	5.00%	14.726
ISP IM	Intesa Sanpaolo S.p.A.	Borsa Italiana	7.8301%	5.00%	3.097
KBC BB	KBC Group NV	Euronext Brussels	3.4978%	5.00%	72.380
KN FP	Natixis S.A.	Euronext Paris	1.1347%	3.10%	7.026
MB IM	Mediobanca S.p.A.	Borsa Italiana	1.0507%	2.87%	9.856
RBI AV	Raiffeisen Bank International AG	Vienna Stock Exchange	0.8060%	2.21%	32.030
SAB SQ	Banco de Sabadell S.A.	Sociedad de Bolsas (SIBE)	1.8190%	4.98%	1.8045
SAN SQ	Banco Santander S.A.	Sociedad de Bolsas (SIBE)	16.2731%	5.00%	5.518
UBI IM	Unione di Banche Italiane S.p.A.	Borsa Italiana	0.7224%	1.98%	3.914
UCG IM	UniCredit S.p.A.	Borsa Italiana	6.3438%	5.00%	17.548

* Your Notes will be linked to the Basket Components, which will have the Component Weightings in the Basket, and not the weights in the Index.

** Determined by the Calculation Agent as described above. Component Weightings may not add up to 100% due to rounding.

Calculation of the Basket

The Initial Basket Level was set to 100 on the Pricing Date. The Closing Basket Level on the applicable Call Valuation Date will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each Basket Component, (a) the percentage change of each company in the Basket from the Pricing Date to such Call Valuation Date multiplied by (b) its weighting in the Basket. The Final Basket Level will equal the Closing Basket Level on the Final Valuation Date. The Closing Basket Level and Final Basket Level are subject to anti-dilution adjustments described under “—You Will Have Limited Anti-Dilution Protection” on page P-17 of this pricing supplement and on page P-7 herein under “Anti-Dilution Adjustments”.

The EURO STOXX® Banks Index

The EURO STOXX® Banks Index is a free float capitalization-weighted index that tracks the companies from the STOXX® Europe 600 Index that are assigned to the banks supersector from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The Index was introduced on June 15, 1998 based on an initial index value of 100 at December 31, 1991. The level of the Index is disseminated on, and additional information about the Index is published on, the STOXX website: stoxx.com and on Bloomberg under the ticker SX7E (real-time Euro-denominated price return calculation). We are not incorporating by reference the STOXX website or any material it includes in this pricing supplement. STOXX is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

Each stock in the STOXX® Europe 600 Index is assigned to one of 19 supersectors, as defined by the Industry Classification Benchmark (“ICB”), based on sources of primary revenue. Supersector designations are determined by the Index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of January 31, 2018, the 8 countries which comprise the Index represent the following weights in the Index: Spain (31.1%), France (23.7%), Italy (17.7%), Netherlands (12.3%), Germany (6.9%), Belgium (3.4%), Austria (2.9%) and Ireland (2.0%). Top ten component weightings may be found at: stoxx.com/index-details?symbol=SX7E and are updated periodically. The Index currently has 26 stocks.

The STOXX® Europe 600 Index

The STOXX® Europe 600 Index is a free float capitalization-weighted index of 600 stocks, created by STOXX. The STOXX® Europe 600 Index is designed to provide a broad yet investable representation of the largest (by free float market capitalization) companies of 17 European countries and contains a fixed number of 600 components with a weighting cap of 20%. The STOXX® Europe 600 Index was introduced on June 15, 1998 based on an initial index value of 100 at December 31, 1991. The level of the STOXX® Europe 600 Index is disseminated on, and additional information about the STOXX® Europe 600 Index is published on, the STOXX website: stoxx.com and on Bloomberg under the ticker SXXP (real-time Euro-denominated price return calculation). We are not incorporating by reference the STOXX website or any material it includes in this pricing supplement. STOXX is under no obligation to continue to publish the STOXX® Europe 600 Index and may discontinue publication of the STOXX® Europe 600 Index at any time.

Component Selection

The composition of the STOXX® Europe 600 Index is reviewed by STOXX quarterly and changes are typically implemented on the third Friday of every March, June, September and December, with effect on the next trading day. If the third Friday of the relevant month is not a trading day, then the implementation occurs on the next trading day, with effect on the following trading day. In connection with the quarterly review, the eligible stocks in the STOXX® Europe Total Market Index are ranked in terms of free float market capitalization to produce the selection list for the STOXX® Europe 600 Index. The STOXX® Europe Total Market Index consists of the top 95% (subject to applicable buffer rules) by free-float market capitalization of the total equity having a country assignment in one of the 17 European countries represented by the STOXX® Europe 600 Index (based on the country of incorporation, the primary listing and the country with the largest trading volume; American and depositary receipts are assigned to the same country as the stock on which the receipt is issued) and traded on the Athens Stock Exchange, NASDAQ OMX Copenhagen, NYSE EURONEXT Lisbon, Bolsa De Madrid, NASDAQ OMX Helsinki, NYSE EURONEXT Paris, Borsa Italiana, NASDAQ OMX Iceland, Oslo Børs, Deutsche Börse, NASDAQ OMX Stockholm, SIX Swiss Exchange, Irish Stock Exchange, NYSE EURONEXT Amsterdam, Vienna Stock Exchange, London Stock Exchange, NYSE EURONEXT Brussels.

The selection list for the STOXX® Europe 600 Index is updated and published on a monthly basis according to the review component selection process in case a replacement is needed for a deletion. To create the selection list for the STOXX® Europe 600 Index, for each company having more than one eligible class of stock, only the most liquid class is eligible, and a liquidity screen of a 3-month average daily trading volume of greater than one million Euros is applied to the eligible stocks. The eligible stocks remaining after application of the liquidity screen are ranked by their free float market capitalizations.

At the quarterly review, the largest 550 stocks on the selection list qualify for selection for the STOXX® Europe 600 Index. The remaining 50 stocks for the STOXX® Europe 600 Index are selected from the current components ranked between 551 and 750 that meet all of the criteria (including the liquidity screen). If the number of stocks selected is still below 600, the largest (by free float market capitalization) stocks on the selection list are selected until there are 600 stocks.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX7E) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the SX7E and the related trademarks for use in connection with the Notes. STOXX does not:

●	sponsor, endorse, sell, or promote the Notes;
●	recommend that any person invest in the Notes offered hereby or any other securities;
●	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
●	have any responsibility or liability for the administration, management, or marketing of the Notes; or
●	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX7E, or have any obligation to do so.

STOXX will not have any liability in connection with the Notes. Specifically:

●	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

●	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX7E and the data included in the SX7E;
●	the accuracy or completeness of the SX7E and its data;
●	the merchantability and the fitness for a particular purpose or use of the SX7E and its data;
●	STOXX will have no liability for any errors, omissions, or interruptions in the SX7E or its data; and
●	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

Hypothetical Historical Information of the Basket

Because the Basket is a newly created Basket and its level began to be calculated and published only on the Pricing Date, there is no actual historical information about the closing levels of the Basket as of the date of this pricing supplement. Therefore, the hypothetical closing levels of the Basket provided in the table below were calculated from publicly available historical Closing Prices of each Basket Component in accordance with the methodology of the Basket and subject to several factors described below.

The following graph sets forth the hypothetical closing levels of the Basket for the period from November 19, 2015 through February 15, 2018, assuming that the level of the Basket was 100 on November 19, 2015. The hypothetical closing levels of the Basket begin at November 19, 2015 because one of the Basket Components, ABN AMRO Group NV, has available historical date only from November 19, 2015 through February 15, 2018. We derived the levels based on the method to calculate the level of the Basket as described in this document and on actual Closing Prices of the Basket Components on the relevant date. The level of the Basket has been adjusted such that its hypothetical closing level on November 19, 2015 was 100. As noted in this document, the Initial Basket Level was set to 100 on the Pricing Date. The level of the Basket can increase or decrease due to changes in the Closing Prices of the Basket Components.

You should not take the hypothetical historical closing levels of the Basket as an accurate estimate of historical levels or an indication of the future closing levels of the Basket. Because the hypothetical closing levels of the Basket were calculated based on additional factors that may not be true when the actual level of the Basket for the Notes is calculated on and after the Pricing Date, you should not take the hypothetical levels of the hypothetical Basket shown above as an accurate estimate of historical performance or an indication of the future performance of the Basket. We cannot give you any assurance that the future performance of the Basket for the Notes will follow a pattern similar to that of the hypothetical levels of the hypothetical Basket shown above and we cannot give you any assurance that the future performance of the Basket will result in any positive return on your initial investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the Basket. The actual performance of the Basket over the life of the offered Notes, as well as the Payment at Maturity may bear little relation to the hypothetical historical levels shown above.

The Closing Prices of the Basket Components in the Index have fluctuated in the past and, therefore, so has the hypothetical level of the Basket. Also, the actual level of the Basket may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical level of the Basket during any period shown below is not an indication that the actual level of the Basket is more or less likely to increase or decrease at any time during the term of your Notes.

Historical Information of the Basket Components

This pricing supplement relates only to the Notes offered hereby and does not relate to any Basket Components or other securities of any Basket Component Issuer. We derived all disclosures in this pricing supplement regarding the Basket Component Issuers from publicly available documents. In connection with the offering of the Notes, none of us, GS&Co., or our or their respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component Issuer. You, as an investor in the Notes, should conduct your own investigation into the Basket Components and each Basket Component Issuer.

The graphs below set forth the information relating to the historical performance of each Basket Component.

The graphs below, except where otherwise indicated, show the daily historical closing levels of each Basket Component from January 1, 2008 through February 15, 2018. Accordingly, the information for the first quarter of 2018 is for the period of January 1, 2018 through February 15, 2018 and the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018. We obtained the information regarding the historical performance of each Basket Component in the graphs below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of a Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Price of any Basket Component or the Final Basket Level. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

ABN AMRO Group N.V. is a Netherlands-based financial institution engaged in the provision of banking products and services.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2015*	20.795	18.350	20.670
March 31, 2016	20.670	16.270	18.005
June 30, 2016	19.220	14.525	14.895
September 30, 2016	18.975	14.100	18.420
December 31, 2016	21.925	18.300	21.050
March 31, 2017	23.900	21.275	22.750
June 30, 2017	25.690	21.825	23.210
September 30, 2017	25.340	22.745	25.340
December 31, 2017	27.005	24.540	26.900
February 15, 2018	28.350	24.520	25.220

*Information for the fourth quarter of 2015 is for the period of November 19, 2015 through December 31, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

Credit Agricole S.A. is a French banking group.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	21.048	15.576	18.086	June 30, 2013	7.498	6.118	6.603
June 30, 2008	20.882	12.780	12.980	September 30, 2013	8.378	6.487	8.151

September 30, 2008	15.340	11.400	13.405	December 31, 2013	9.305	8.319	9.305
December 31, 2008	15.390	6.880	8.000	March 31, 2014	11.785	9.168	11.445
March 31, 2009	10.055	6.110	8.312	June 30, 2014	12.045	10.300	10.300
June 30, 2009	11.740	8.542	8.876	September 30, 2014	12.125	9.898	11.945
September 30, 2009	14.390	8.750	14.280	December 31, 2014	11.795	10.040	10.760
December 31, 2009	15.310	11.980	12.360	March 31, 2015	13.895	9.995	13.675
March 31, 2010	13.470	10.040	12.960	June 30, 2015	14.340	12.975	13.340
June 30, 2010	13.675	8.024	8.635	September 30, 2015	14.405	10.105	10.255
September 30, 2010	12.080	8.158	11.465	December 31, 2015	11.770	10.120	10.880
December 31, 2010	12.465	9.441	9.504	March 31, 2016	10.670	7.667	9.518
March 31, 2011	12.720	9.399	11.580	June 30, 2016	10.090	7.194	7.560
June 30, 2011	11.975	9.638	10.370	September 30, 2016	8.953	7.095	8.778
September 30, 2011	10.795	4.223	5.230	December 30, 2016	12.010	8.779	11.780
December 30, 2011	6.160	3.980	4.360	March 31, 2017	12.710	11.215	12.700
March 30, 2012	5.598	4.043	4.660	June 30, 2017	14.625	11.685	14.085
June 30, 2012	4.623	2.882	3.471	September 30, 2017	15.675	14.390	15.380
September 30, 2012	5.984	2.940	5.370	December 31, 2017	15.530	13.800	13.800
December 31, 2012	6.397	5.461	6.084	February 15, 2018	15.455	13.570	13.595
March 31, 2013	7.762	6.148	6.426

AIB Group plc is a financial services group operating predominantly in the Republic of Ireland and the UK.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	3,995.000	3,041.000	3,375.000	June 30, 2013	18.250	15.000	15.250
June 30, 2008	3,617.500	2,375.000	2,449.750	September 30, 2013	23.250	13.000	21.250
September 30, 2008	2,395.000	1,250.000	1,475.000	December 31, 2013	38.250	21.250	28.000
December 31, 2008	1,875.000	412.500	432.750	March 31, 2014	41.500	28.500	35.500
March 31, 2009	565.000	67.500	150.000	June 30, 2014	37.000	22.250	22.250
June 30, 2009	587.500	178.750	430.000	September 30, 2014	29.750	20.500	26.500
September 30, 2009	842.500	312.500	801.750	December 31, 2014	30.000	17.000	19.750
December 31, 2009	780.000	258.750	300.000	March 31, 2015	27.500	18.000	23.750
March 31, 2010	447.500	245.250	299.500	June 30, 2015	25.000	20.500	21.000
June 30, 2010	402.500	218.750	218.750	September 30, 2015	22.250	18.000	18.750
September 30, 2010	247.000	125.000	126.750	December 31, 2015	19.750	6.660	6.660
December 31, 2010	125.000	67.000	75.000	March 31, 2016	10.250	4.701	9.100
March 31, 2011	77.500	46.250	47.250	June 30, 2016	9.799	5.191	5.501
June 30, 2011	82.500	35.500	35.500	September 30, 2016	7.340	5.500	6.000
September 30, 2011	35.500	9.500	10.000	December 30, 2016	6.000	4.850	5.000
December 30, 2011	25.000	8.750	17.250	March 31, 2017	5.300	4.900	5.050
March 30, 2012	34.250	14.250	22.250	June 30, 2017	9.200	4.735	4.950
June 30, 2012	22.750	15.500	16.750	September 30, 2017	5.121	4.810	5.085
September 30, 2012	17.750	11.750	13.250	December 31, 2017	5.750	4.846	5.500
December 31, 2012	14.500	12.500	12.500	February 15, 2018	5.800	5.290	5.500
March 31, 2013	23.250	12.500	17.000

Banco BPM S.p.A. is an Italy based company which provides a number of banking products and services.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	61.224	41.818	42.734	June 30, 2013	7.157	5.064	5.081
June 30, 2008	56.153	45.198	45.939	September 30, 2013	6.764	4.972	6.179
September 30, 2008	54.797	43.251	44.351	December 31, 2013	8.454	6.516	7.831
December 31, 2008	42.355	19.141	20.160	March 31, 2014	11.708	6.657	11.708
March 31, 2009	24.069	7.652	14.091	June 30, 2014	11.663	8.785	8.926
June 30, 2009	29.486	15.272	21.666	September 30, 2014	9.734	7.345	8.629
September 30, 2009	27.205	19.477	26.696	December 31, 2014	9.141	7.156	7.464
December 31, 2009	29.262	20.811	21.463	March 31, 2015	10.780	6.614	10.803
March 31, 2010	23.051	18.215	20.974	June 30, 2015	11.723	9.927	10.951
June 30, 2010	21.972	16.647	18.531	September 30, 2015	12.116	9.690	9.808
September 30, 2010	20.669	17.614	17.879	December 31, 2015	10.558	8.621	9.504
December 31, 2010	18.123	12.931	13.806	March 31, 2016	9.148	4.485	4.485
March 31, 2011	15.462	11.786	11.819	June 30, 2016	4.752	2.144	2.144
June 30, 2011	12.291	8.438	8.926	September 30, 2016	2.518	1.830	2.096
September 30, 2011	9.348	5.719	7.022	December 30, 2016	2.742	1.786	2.292
December 30, 2011	7.612	4.545	5.618	March 31, 2017	2.982	2.162	2.778
March 30, 2012	9.319	4.660	7.988	June 30, 2017	3.110	2.340	2.930
June 30, 2012	7.904	4.893	5.943	September 30, 2017	3.508	2.992	3.508
September 30, 2012	7.550	4.536	6.544	December 31, 2017	3.474	2.502	2.620
December 31, 2012	7.494	6.050	7.067	February 15, 2018	3.123	2.590	2.970
March 31, 2013	8.780	5.494	5.525

Banco Bilbao Vizcaya Argentaria, S.A. is an international financial company engaged in retail banking, asset management, private banking and wholesale banking.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	15.929	12.259	13.402	June 30, 2013	7.560	6.272	6.445
June 30, 2008	14.670	11.692	11.692	September 30, 2013	8.426	6.244	8.260
September 30, 2008	11.923	9.896	11.010	December 31, 2013	9.331	8.210	8.948
December 31, 2008	11.817	6.879	8.320	March 31, 2014	9.926	8.563	8.718
March 31, 2009	8.916	4.496	5.870	June 30, 2014	9.915	8.720	9.309
June 30, 2009	8.675	6.072	8.589	September 30, 2014	9.768	8.642	9.551
September 30, 2009	12.216	8.296	11.654	December 31, 2014	9.594	7.722	7.854
December 31, 2009	12.653	11.058	12.230	March 31, 2015	9.560	7.319	9.408
March 31, 2010	12.634	9.018	9.732	June 30, 2015	9.725	8.792	8.792
June 30, 2010	10.871	7.115	8.274	September 30, 2015	9.397	7.332	7.580
September 30, 2010	10.366	8.147	9.516	December 31, 2015	8.193	6.710	6.739
December 31, 2010	9.598	7.077	7.560	March 31, 2016	6.644	5.241	5.842
March 31, 2011	9.429	6.920	8.561	June 30, 2016	6.757	4.763	5.064

June 30, 2011	8.821	7.485	8.090	September 30, 2016	5.751	4.785	5.382
September 30, 2011	8.342	5.144	6.180	December 30, 2016	6.610	5.288	6.414
December 30, 2011	6.926	5.497	6.680	March 31, 2017	7.270	5.973	7.270
March 30, 2012	7.295	5.855	5.967	June 30, 2017	7.800	6.793	7.265
June 30, 2012	5.974	4.572	5.629	September 30, 2017	7.925	7.174	7.561
September 30, 2012	6.680	4.430	6.113	December 31, 2017	7.513	7.022	7.112
December 31, 2012	7.040	5.922	6.960	February 15, 2018	7.643	6.968	6.993
March 31, 2013	7.815	6.763	6.763

Bankia S.A. is a Spain-based Bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 30, 2011*	190.189	172.731	178.680	March 31, 2015	5.440	4.608	5.192
December 31, 2011	181.411	153.614	175.315	June 30, 2015	5.304	4.504	4.552
March 31, 2012	176.729	131.669	132.450	September 30, 2015	4.984	4.044	4.632
June 30, 2012	134.595	39.403	45.060	December 31, 2015	4.992	4.260	4.296
September 30, 2012	73.784	25.797	63.396	March 31, 2016	4.176	2.900	3.320
December 31, 2012	62.909	19.068	19.068	June 30, 2016	3.592	2.272	2.584
March 31, 2013	31.649	7.169	8.047	September 30, 2016	3.140	2.416	2.920
June 30, 2013	26.000	2.216	2.376	December 31, 2016	4.120	2.900	3.884
September 30, 2013	3.412	2.264	3.220	March 31, 2017	4.376	3.664	4.264
December 31, 2013	4.948	3.288	4.936	June 30, 2017	4.624	4.001	4.232
March 31, 2014	6.428	4.692	6.128	September 30, 2017	4.595	3.875	4.080
June 30, 2014	6.212	5.584	5.664	December 31, 2017	4.173	3.791	3.987
September 30, 2014	6.136	5.452	5.912	February 15, 2018	4.389	3.834	3.872
December 31, 2014	5.896	4.948	4.952

*Information for the third quarter of 2011 is for the period of July 20, 2011 through September 30, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

Bank of Ireland Group plc is a financial services company.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	198.320	162.932	178.261	June 30, 2013	5.820	4.260	4.710
June 30, 2008	189.236	104.515	104.515	September 30, 2013	7.050	4.620	6.300
September 30, 2008	119.408	61.880	74.748	December 31, 2013	8.580	6.360	7.560
December 31, 2008	91.780	12.773	15.782	March 31, 2014	11.670	7.590	9.240
March 31, 2009	17.977	2.365	9.840	June 30, 2014	9.810	7.410	7.410
June 30, 2009	42.200	10.976	31.886	September 30, 2014	9.810	7.080	9.300
September 30, 2009	64.719	23.465	64.719	December 31, 2014	10.560	8.190	9.390
December 31, 2009	61.502	22.311	25.074	March 31, 2015	11.520	7.920	10.620
March 31, 2010	32.359	18.488	30.278	June 30, 2015	11.430	10.140	10.860
June 30, 2010	36.144	19.795	19.944	September 30, 2015	11.700	9.750	10.440

September 30, 2010	25.898	15.926	18.456	December 31, 2015	10.920	9.420	10.140
December 31, 2010	20.242	7.620	11.163	March 31, 2016	10.050	7.170	7.650
March 31, 2011	11.996	6.549	6.549	June 30, 2016	8.220	5.100	5.550
June 30, 2011	10.121	3.423	3.423	September 30, 2016	6.180	4.740	5.580
September 30, 2011	3.661	2.040	2.310	December 30, 2016	7.320	5.070	7.020
December 30, 2011	3.240	2.220	2.460	March 31, 2017	7.980	6.720	7.050
March 30, 2012	4.500	2.460	3.720	June 30, 2017	7.770	6.660	6.900
June 30, 2012	3.660	2.430	3.000	September 30, 2017	7.400	6.709	6.930
September 30, 2012	3.210	2.490	2.910	December 31, 2017	7.216	6.205	7.095
December 31, 2012	3.660	2.730	3.420	February 15, 2018	8.150	7.195	7.730
March 31, 2013	5.100	3.570	4.620

Bankinter, S.A. is a Spain-based financial institution primarily engaged in banking.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	7.564	5.599	6.077	June 30, 2013	2.902	2.314	2.739
June 30, 2008	6.421	4.372	4.372	September 30, 2013	4.092	2.770	3.977
September 30, 2008	5.297	3.513	5.297	December 31, 2013	5.035	4.074	4.987
December 31, 2008	5.563	3.610	3.815	March 31, 2014	6.042	4.994	5.840
March 31, 2009	4.819	3.604	4.819	June 30, 2014	6.500	5.097	5.715
June 30, 2009	6.210	4.753	5.413	September 30, 2014	6.908	5.574	6.716
September 30, 2009	5.959	5.124	5.545	December 31, 2014	7.396	6.093	6.701
December 31, 2009	5.458	4.397	4.596	March 31, 2015	7.226	6.041	7.107
March 31, 2010	4.776	3.793	3.960	June 30, 2015	7.245	6.574	6.629
June 30, 2010	4.239	2.687	3.236	September 30, 2015	7.334	6.271	6.572
September 30, 2010	3.960	3.196	3.277	December 31, 2015	7.011	6.468	6.544
December 31, 2010	3.278	2.504	2.672	March 31, 2016	6.607	5.714	6.210
March 31, 2011	3.311	2.405	3.111	June 30, 2016	6.887	5.674	5.768
June 30, 2011	3.459	2.805	3.011	September 30, 2016	6.708	5.555	6.332
September 30, 2011	3.105	2.235	2.632	December 30, 2016	7.618	6.320	7.360
December 30, 2011	3.104	2.438	3.054	March 31, 2017	7.871	7.226	7.871
March 30, 2012	3.452	2.528	2.528	June 30, 2017	8.630	7.806	8.065
June 30, 2012	2.519	1.527	1.748	September 30, 2017	8.442	7.698	8.004
September 30, 2012	2.199	1.350	2.170	December 31, 2017	8.154	7.639	7.904
December 31, 2012	2.155	1.870	2.019	February 15, 2018	9.342	7.953	8.860
March 31, 2013	2.976	2.192	2.425

BNP Paribas S.A. is a France-based company that provides banking and financial services.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	71.648	52.337	62.094	June 30, 2013	46.705	38.290	41.975
June 30, 2008	69.316	55.923	55.923	September 30, 2013	51.380	41.330	50.000
September 30, 2008	66.342	52.575	64.223	December 31, 2013	56.650	50.550	56.650

December 31, 2008	69.340	28.671	29.400	March 31, 2014	60.850	55.260	55.990
March 31, 2009	34.016	20.779	30.245	June 30, 2014	59.380	49.135	49.545
June 30, 2009	48.430	31.975	44.950	September 30, 2014	54.300	47.690	52.520
September 30, 2009	57.342	44.041	54.600	December 31, 2014	52.350	45.450	49.260
December 31, 2009	58.150	50.770	55.900	March 31, 2015	57.260	44.935	56.570
March 31, 2010	59.600	47.105	56.860	June 30, 2015	59.170	53.080	54.150
June 30, 2010	57.990	41.480	44.770	September 30, 2015	60.680	50.500	52.460
September 30, 2010	56.960	43.450	52.170	December 31, 2015	57.610	50.280	52.230
December 31, 2010	54.810	45.600	47.610	March 31, 2016	51.490	37.360	44.230
March 31, 2011	58.970	47.320	51.610	June 30, 2016	50.280	36.910	39.755
June 30, 2011	54.700	50.130	53.230	September 30, 2016	47.930	38.360	45.770
September 30, 2011	54.540	23.060	30.050	December 30, 2016	61.700	45.615	60.550
December 30, 2011	36.350	24.800	30.350	March 31, 2017	62.800	54.680	62.430
March 30, 2012	39.065	27.895	35.575	June 30, 2017	67.880	57.320	63.060
June 30, 2012	35.700	24.955	30.335	September 30, 2017	68.890	62.520	68.250
September 30, 2012	40.195	26.460	36.980	December 31, 2017	68.880	62.250	62.250
December 31, 2012	44.560	37.685	42.585	February 15, 2018	68.350	62.090	63.900
March 31, 2013	47.665	39.670	40.040

BPER Banca S.p.A. is an Italian-based banking group offering traditional banking services.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	14.331	10.847	12.450	June 30, 2013	6.123	4.059	4.059
June 30, 2008	13.435	9.763	9.763	September 30, 2013	5.306	3.896	4.820
September 30, 2008	10.892	8.957	9.055	December 31, 2013	6.596	5.019	6.305
December 31, 2008	9.485	8.061	8.778	March 31, 2014	8.313	5.905	8.313
March 31, 2009	9.405	5.374	7.390	June 30, 2014	8.762	6.214	6.600
June 30, 2009	9.575	7.336	8.437	September 30, 2014	6.950	5.065	6.300
September 30, 2009	9.494	7.327	9.136	December 31, 2014	6.385	4.970	5.465
December 31, 2009	9.414	8.308	9.369	March 31, 2015	8.120	4.804	8.135
March 31, 2010	10.283	8.285	8.993	June 30, 2015	8.460	7.035	8.000
June 30, 2010	9.288	7.116	7.475	September 30, 2015	8.585	7.050	7.370
September 30, 2010	8.540	7.394	8.088	December 31, 2015	7.990	6.480	7.040
December 31, 2010	8.952	7.475	8.375	March 31, 2016	6.865	3.754	4.184
March 31, 2011	8.863	7.613	7.613	June 30, 2016	5.320	3.190	3.278
June 30, 2011	8.142	6.337	6.919	September 30, 2016	3.670	2.582	3.312
September 30, 2011	7.546	5.356	6.565	December 30, 2016	5.175	3.226	5.060
December 30, 2011	6.485	4.111	4.953	March 31, 2017	5.745	4.140	4.680
March 30, 2012	6.001	4.387	4.841	June 30, 2017	5.220	4.094	4.366
June 30, 2012	4.756	2.954	3.859	September 30, 2017	5.060	4.530	5.060
September 30, 2012	4.724	2.618	3.810	December 31, 2017	5.145	3.890	4.210
December 31, 2012	4.792	3.723	4.751	February 15, 2018	4.845	4.130	4.792
March 31, 2013	5.905	4.615	5.006

CaixaBank S.A. is a Spain-based bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	5.200	4.060	4.350	June 30, 2013	2.847	2.347	2.361
June 30, 2008	4.660	3.810	3.810	September 30, 2013	3.335	2.458	3.244
September 30, 2008	3.880	3.300	3.370	December 31, 2013	3.878	3.300	3.788
December 31, 2008	3.340	2.190	2.780	March 31, 2014	4.836	3.757	4.670
March 31, 2009	2.960	2.050	2.430	June 30, 2014	4.747	4.221	4.507
June 30, 2009	3.330	2.340	3.290	September 30, 2014	4.924	4.148	4.821
September 30, 2009	3.540	3.070	3.510	December 31, 2014	4.809	4.037	4.361
December 31, 2009	3.540	3.215	3.295	March 31, 2015	4.510	3.829	4.415
March 31, 2010	3.773	3.074	3.669	June 30, 2015	4.505	4.156	4.156
June 30, 2010	3.933	3.189	3.361	September 30, 2015	4.361	3.356	3.445
September 30, 2010	3.970	3.371	3.853	December 31, 2015	3.942	3.214	3.214
December 31, 2010	4.143	3.761	3.982	March 31, 2016	3.203	2.380	2.597
March 31, 2011	5.245	3.859	4.977	June 30, 2016	2.845	1.894	1.967
June 30, 2011	5.076	4.620	4.813	September 30, 2016	2.539	1.931	2.249
September 30, 2011	4.810	3.087	3.319	December 30, 2016	3.270	2.236	3.140
December 30, 2011	3.972	3.112	3.795	March 31, 2017	4.030	3.190	4.029
March 30, 2012	4.100	2.902	2.919	June 30, 2017	4.429	3.700	4.180
June 30, 2012	2.905	2.018	2.561	September 30, 2017	4.500	4.108	4.240
September 30, 2012	3.050	2.218	2.926	December 31, 2017	4.139	3.830	3.889
December 31, 2012	3.054	2.526	2.637	February 15, 2018	4.440	3.971	3.993
March 31, 2013	3.149	2.551	2.640

Commerzbank AG is a Germany-based Bank for private and corporate customers.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	155.177	100.514	118.675	June 30, 2013	8.998	6.599	6.698
June 30, 2008	143.249	112.562	112.921	September 30, 2013	9.615	5.791	8.510
September 30, 2008	134.259	62.334	62.334	December 31, 2013	11.710	8.742	11.710
December 31, 2008	84.991	32.366	39.798	March 31, 2014	13.770	11.285	13.335
March 31, 2009	40.547	13.606	24.095	June 30, 2014	14.420	10.955	11.480
June 30, 2009	37.580	24.274	26.552	September 30, 2014	12.840	10.305	11.840
September 30, 2009	53.763	28.050	51.935	December 31, 2014	12.315	10.290	10.980
December 31, 2009	52.085	35.273	35.273	March 31, 2015	13.010	10.500	12.850
March 31, 2010	41.297	32.666	38.006	June 30, 2015	13.290	11.430	11.465
June 30, 2010	39.277	32.774	34.614	September 30, 2015	12.115	9.252	9.422
September 30, 2010	44.054	34.865	36.442	December 31, 2015	10.730	8.972	9.572
December 31, 2010	39.702	33.289	33.289	March 31, 2016	9.368	6.316	7.641
March 31, 2011	37.964	32.090	32.959	June 30, 2016	8.525	5.824	5.824
June 30, 2011	34.200	20.598	22.206	September 30, 2016	6.555	5.199	5.738
September 30, 2011	23.724	11.458	14.203	December 30, 2016	7.810	5.572	7.246

December 30, 2011	15.220	8.601	9.745	March 31, 2017	8.803	7.098	8.478
March 30, 2012	16.237	8.811	14.188	June 30, 2017	10.430	7.870	10.430
June 30, 2012	14.300	9.409	9.992	September 30, 2017	11.670	10.025	11.510
September 30, 2012	12.296	8.481	10.389	December 31, 2017	12.855	11.385	12.505
December 31, 2012	11.974	9.289	10.725	February 15, 2018	13.706	11.948	12.836
March 31, 2013	12.700	8.496	8.564

Deutsche Bank AG is a global investment bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	68.564	51.087	55.693	June 30, 2013	31.935	25.265	27.372
June 30, 2008	61.232	42.605	42.605	September 30, 2013	30.760	26.776	28.892
September 30, 2008	49.561	38.477	38.477	December 31, 2013	31.573	28.126	29.517
December 31, 2008	41.176	14.603	21.617	March 31, 2014	34.012	26.444	27.645
March 31, 2009	25.575	13.108	23.536	June 30, 2014	28.364	22.933	22.933
June 30, 2009	38.259	24.145	33.552	September 30, 2014	25.258	21.800	24.789
September 30, 2009	41.716	32.088	40.737	December 31, 2014	24.736	20.827	22.299
December 31, 2009	43.793	36.239	38.387	March 31, 2015	29.007	21.340	28.882
March 31, 2010	45.083	33.478	44.298	June 30, 2015	29.627	23.875	24.053
June 30, 2010	46.900	35.575	36.274	September 30, 2015	28.578	20.983	21.483
September 30, 2010	43.615	33.420	34.174	December 31, 2015	24.772	18.537	20.104
December 31, 2010	36.064	31.152	33.284	March 31, 2016	19.452	11.808	13.343
March 31, 2011	41.320	33.676	35.314	June 30, 2016	15.494	11.000	11.000
June 30, 2011	37.621	33.131	34.689	September 30, 2016	12.183	9.416	10.326
September 30, 2011	35.587	18.217	22.405	December 30, 2016	16.355	10.483	15.396
December 30, 2011	28.262	20.609	25.057	March 31, 2017	17.449	15.347	16.150
March 30, 2012	33.625	22.443	31.756	June 30, 2017	17.570	14.900	15.525
June 30, 2012	31.948	22.907	24.261	September 30, 2017	16.695	13.215	14.630
September 30, 2012	28.998	19.162	26.172	December 31, 2017	17.100	13.950	15.875
December 31, 2012	30.637	26.879	28.049	February 15, 2018	16.332	12.514	12.872
March 31, 2013	32.795	25.891	25.891

Erste Group Bank AG is a savings bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	47.276	34.173	40.839	June 30, 2013	25.866	19.987	20.400
June 30, 2008	48.947	38.551	39.337	September 30, 2013	26.830	19.340	23.360
September 30, 2008	44.321	34.124	34.273	December 31, 2013	26.940	23.280	25.330
December 31, 2008	38.292	13.182	16.117	March 31, 2014	29.710	23.085	24.800
March 31, 2009	16.306	6.964	12.684	June 30, 2014	26.285	22.415	23.620
June 30, 2009	21.260	12.635	19.131	September 30, 2014	23.800	17.990	18.135

September 30, 2009	30.383	17.301	30.383	December 31, 2014	21.855	17.020	19.235
December 31, 2009	30.990	25.518	25.926	March 31, 2015	24.200	18.970	22.935
March 31, 2010	30.940	25.389	30.940	June 30, 2015	26.975	23.430	25.475
June 30, 2010	34.900	24.971	26.220	September 30, 2015	28.665	24.725	25.940
September 30, 2010	32.283	25.767	29.219	December 31, 2015	29.040	25.535	28.910
December 31, 2010	35.402	28.975	34.959	March 31, 2016	28.500	22.750	24.700
March 31, 2011	39.247	33.258	35.422	June 30, 2016	26.065	18.870	20.310
June 30, 2011	36.193	32.626	35.964	September 30, 2016	26.865	19.000	26.365
September 30, 2011	37.009	17.072	19.260	December 30, 2016	29.590	25.790	27.825
December 30, 2011	20.594	10.590	13.515	March 31, 2017	30.740	27.460	30.525
March 30, 2012	19.653	11.889	17.201	June 30, 2017	34.165	29.425	33.525
June 30, 2012	17.325	13.281	14.868	September 30, 2017	37.300	34.050	36.545
September 30, 2012	19.300	13.789	17.276	December 31, 2017	37.990	35.020	36.105
December 31, 2012	24.205	17.092	23.902	February 15, 2018	41.110	36.150	39.490
March 31, 2013	26.578	21.618	21.618

FinecoBank S.p.A. is a financial services company.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 30, 2014	4.296	3.700	4.238
December 31, 2014	4.750	3.832	4.668
March 31, 2015	6.410	4.438	6.425
June 30, 2015	7.170	6.355	6.645
September 30, 2015	7.805	5.740	5.940
December 31, 2015	7.625	5.995	7.625
March 31, 2016	7.400	6.000	7.400
June 30, 2016	7.230	5.500	5.850
September 30, 2016	5.775	5.000	5.155
December 31, 2016	5.520	4.622	5.330
March 31, 2017	6.450	5.345	6.380
June 30, 2017	7.170	6.295	6.890
September 30, 2017	7.575	6.865	7.500
December 31, 2017	8.735	7.190	8.535
February 15, 2018	10.100	8.445	9.536

*Information for the third quarter of 2014 is for the period of July 1, 2014 through September 30, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

Societe Generale SA is a financial services company.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close

March 31, 2008	87.033	58.128	58.782	June 30, 2013	32.155	24.300	26.400
June 30, 2008	74.355	52.224	52.404	September 30, 2013	38.230	25.865	36.830
September 30, 2008	66.279	48.025	58.763	December 31, 2013	42.480	37.850	42.220
December 31, 2008	65.057	26.083	34.121	March 31, 2014	48.375	40.980	44.705
March 31, 2009	35.372	18.008	27.960	June 30, 2014	47.645	38.255	38.255
June 30, 2009	42.177	28.244	36.855	September 30, 2014	41.655	35.410	40.420
September 30, 2009	53.787	35.182	52.129	December 31, 2014	40.665	33.885	34.990
December 31, 2009	50.887	43.560	48.950	March 31, 2015	45.630	32.825	44.970
March 31, 2010	52.200	38.380	46.565	June 30, 2015	46.755	41.645	41.870
June 30, 2010	47.345	30.330	34.300	September 30, 2015	48.330	38.095	39.850
September 30, 2010	46.360	32.860	42.250	December 31, 2015	45.405	39.625	42.570
December 31, 2010	44.845	35.705	40.220	March 31, 2016	41.730	27.465	32.480
March 31, 2011	52.040	39.330	45.850	June 30, 2016	37.310	26.385	28.210
June 30, 2011	47.850	37.670	40.920	September 30, 2016	33.340	26.400	30.780
September 30, 2011	42.440	15.305	20.000	December 30, 2016	47.500	30.465	46.745
December 30, 2011	23.390	15.050	17.205	March 31, 2017	48.665	41.430	47.550
March 30, 2012	25.395	15.000	21.965	June 30, 2017	51.880	43.015	47.110
June 30, 2012	21.930	15.465	18.410	September 30, 2017	50.290	45.900	49.535
September 30, 2012	25.030	15.400	22.100	December 31, 2017	49.835	41.960	43.050
December 31, 2012	29.750	22.505	28.340	February 15, 2018	47.200	43.165	46.225
March 31, 2013	34.140	25.475	25.630

ING Groep N.V. is a financial institution offering banking services.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	20.126	15.419	18.214	June 30, 2013	7.335	5.558	7.000
June 30, 2008	19.830	15.553	15.553	September 30, 2013	8.985	6.978	8.351
September 30, 2008	17.654	11.015	11.464	December 31, 2013	10.100	8.501	10.100
December 31, 2008	13.822	4.093	5.629	March 31, 2014	10.930	9.633	10.275
March 31, 2009	6.588	1.920	3.187	June 30, 2014	10.885	9.501	10.260
June 30, 2009	6.450	3.463	5.507	September 30, 2014	11.950	9.603	11.310
September 30, 2009	9.368	4.905	9.368	December 31, 2014	11.780	10.070	10.830
December 31, 2009	9.641	5.610	6.900	March 31, 2015	13.955	10.350	13.645
March 31, 2010	7.770	6.140	7.392	June 30, 2015	15.485	13.450	14.810
June 30, 2010	7.884	5.515	6.176	September 30, 2015	15.900	12.380	12.650
September 30, 2010	7.893	5.988	7.610	December 31, 2015	13.740	11.920	12.450
December 31, 2010	8.158	6.802	7.280	March 31, 2016	12.215	9.302	10.630
March 31, 2011	9.412	7.216	8.931	June 30, 2016	11.470	8.607	9.179
June 30, 2011	9.215	7.847	8.489	September 30, 2016	11.450	8.549	10.990
September 30, 2011	8.673	4.492	5.333	December 30, 2016	13.725	10.880	13.370
December 30, 2011	7.118	4.718	5.560	March 31, 2017	14.620	12.930	14.170
March 30, 2012	7.485	5.455	6.247	June 30, 2017	15.755	13.655	15.100
June 30, 2012	6.299	4.532	5.266	September 30, 2017	15.900	14.595	15.600
September 30, 2012	6.890	4.697	6.149	December 31, 2017	15.980	14.995	15.325

December 31, 2012	7.248	6.349	7.061	February 15, 2018	16.666	14.612	14.726
March 31, 2013	7.823	5.537	5.537

Intesa Sanpaolo S.p.A. is a banking company.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	4.985	3.953	4.188	June 30, 2013	1.477	1.126	1.231
June 30, 2008	4.559	3.370	3.403	September 30, 2013	1.705	1.223	1.525
September 30, 2008	3.755	3.175	3.606	December 31, 2013	1.841	1.612	1.794
December 31, 2008	3.658	2.005	2.380	March 31, 2014	2.460	1.783	2.460
March 31, 2009	2.589	1.313	1.944	June 30, 2014	2.612	2.200	2.256
June 30, 2009	2.499	1.904	2.152	September 30, 2014	2.466	2.106	2.406
September 30, 2009	2.914	2.005	2.835	December 31, 2014	2.554	2.100	2.422
December 31, 2009	3.001	2.633	2.954	March 31, 2015	3.206	2.248	3.166
March 31, 2010	3.004	2.399	2.586	June 30, 2015	3.478	2.952	3.252
June 30, 2010	2.720	1.846	2.049	September 30, 2015	3.596	2.962	3.156
September 30, 2010	2.476	1.972	2.235	December 31, 2015	3.280	2.962	3.088
December 31, 2010	2.511	1.880	1.904	March 31, 2016	3.040	2.146	2.434
March 31, 2011	2.429	1.774	1.958	June 30, 2016	2.490	1.550	1.702
June 30, 2011	2.144	1.676	1.836	September 30, 2016	2.192	1.590	1.974
September 30, 2011	1.913	0.868	1.190	December 30, 2016	2.460	1.928	2.426
December 30, 2011	1.407	1.079	1.294	March 31, 2017	2.558	2.076	2.546
March 30, 2012	1.596	1.101	1.344	June 30, 2017	2.852	2.388	2.776
June 30, 2012	1.332	0.962	1.118	September 30, 2017	2.992	2.806	2.992
September 30, 2012	1.365	0.879	1.183	December 31, 2017	2.994	2.766	2.770
December 31, 2012	1.360	1.185	1.300	February 15, 2018	3.210	2.750	3.097
March 31, 2013	1.525	1.124	1.142

KBC Group NV is a Belgian bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	94.970	74.170	82.140	June 30, 2013	32.800	26.310	28.605
June 30, 2008	90.500	70.530	70.530	September 30, 2013	36.830	27.755	36.315
September 30, 2008	70.980	56.470	59.730	December 31, 2013	42.000	37.005	41.250
December 31, 2008	63.240	18.185	21.450	March 31, 2014	46.190	40.410	44.650
March 31, 2009	24.000	5.500	12.190	June 30, 2014	46.105	38.700	39.750
June 30, 2009	24.020	11.530	13.000	September 30, 2014	44.040	38.340	42.165
September 30, 2009	35.200	10.305	34.325	December 31, 2014	46.940	38.005	46.495
December 31, 2009	39.405	26.340	30.375	March 31, 2015	58.250	44.305	57.560

March 31, 2010	37.045	28.555	35.855	June 30, 2015	62.360	57.020	59.940
June 30, 2010	38.000	27.060	31.835	September 30, 2015	65.340	54.380	56.370
September 30, 2010	36.475	30.525	32.905	December 31, 2015	58.580	52.630	57.670
December 31, 2010	33.905	25.465	25.500	March 31, 2016	57.390	45.045	45.335
March 31, 2011	32.550	22.725	26.535	June 30, 2016	53.580	40.240	43.920
June 30, 2011	29.390	25.170	27.100	September 30, 2016	54.600	39.820	51.820
September 30, 2011	27.920	13.685	17.500	December 30, 2016	61.280	51.560	58.830
December 30, 2011	19.105	7.730	9.731	March 31, 2017	63.620	57.020	62.190
March 30, 2012	20.780	9.149	18.810	June 30, 2017	70.190	59.420	66.410
June 30, 2012	18.505	11.450	16.665	September 30, 2017	71.700	66.600	71.700
September 30, 2012	21.915	14.565	18.670	December 31, 2017	72.480	66.960	71.110
December 31, 2012	26.230	17.805	26.150	February 15, 2018	77.760	71.000	72.380
March 31, 2013	30.155	25.835	26.870

Natixis S.A. is a France-based company engaged in banking, financial and investment services.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	8.539	5.217	6.704	June 30, 2013	3.658	2.868	3.216
June 30, 2008	8.184	4.638	4.638	September 30, 2013	3.957	3.243	3.538
September 30, 2008	4.822	2.200	2.290	December 31, 2013	4.274	3.650	4.274
December 31, 2008	2.680	1.205	1.250	March 31, 2014	5.344	4.253	5.331
March 31, 2009	1.460	0.800	1.279	June 30, 2014	5.643	4.682	4.682
June 30, 2009	1.941	1.288	1.379	September 30, 2014	5.608	4.700	5.448
September 30, 2009	4.120	1.253	4.120	December 31, 2014	5.816	4.904	5.485
December 31, 2009	4.500	3.268	3.547	March 31, 2015	6.988	5.224	6.961
March 31, 2010	4.010	3.138	3.995	June 30, 2015	7.744	6.305	6.455
June 30, 2010	4.129	3.191	3.619	September 30, 2015	7.141	4.819	4.939
September 30, 2010	4.818	3.321	4.200	December 31, 2015	5.937	4.828	5.217
December 31, 2010	4.549	3.393	3.500	March 31, 2016	5.202	3.860	4.327
March 31, 2011	4.319	3.554	3.991	June 30, 2016	4.908	3.270	3.409
June 30, 2011	4.165	3.259	3.460	September 30, 2016	4.149	3.077	4.149
September 30, 2011	3.585	2.000	2.382	December 30, 2016	5.494	4.113	5.360
December 30, 2011	2.527	1.704	1.944	March 31, 2017	5.776	5.150	5.776
March 30, 2012	3.052	1.860	2.885	June 30, 2017	6.576	5.410	5.877
June 30, 2012	2.886	1.812	2.118	September 30, 2017	6.770	5.920	6.770
September 30, 2012	2.641	1.773	2.450	December 31, 2017	7.006	6.438	6.596
December 31, 2012	2.722	2.300	2.550	February 15, 2018	7.426	6.672	7.026
March 31, 2013	3.477	2.639	2.962

Mediobanca S.p.A. is an Italy-based bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	13.377	11.065	12.371	June 30, 2013	5.180	3.780	4.000

June 30, 2008	13.019	9.948	10.286	September 30, 2013	5.435	4.208	5.155
September 30, 2008	10.220	8.724	9.043	December 31, 2013	6.725	5.365	6.360
December 31, 2008	9.147	6.871	6.871	March 31, 2014	8.300	6.310	8.300
March 31, 2009	7.638	4.600	6.086	June 30, 2014	8.410	6.580	7.280
June 30, 2009	8.924	6.171	8.081	September 30, 2014	7.490	5.915	6.810
September 30, 2009	9.571	7.700	9.340	December 31, 2014	7.410	5.990	6.770
December 31, 2009	9.690	7.840	8.315	March 31, 2015	9.000	6.465	8.935
March 31, 2010	8.830	7.340	7.955	June 30, 2015	9.555	8.490	8.795
June 30, 2010	8.090	5.765	6.160	September 30, 2015	9.940	8.165	8.790
September 30, 2010	7.130	6.010	6.820	December 31, 2015	9.345	8.245	8.885
December 31, 2010	7.655	6.340	6.660	March 31, 2016	8.590	5.650	6.330
March 31, 2011	8.010	6.555	7.220	June 30, 2016	7.305	4.632	5.155
June 30, 2011	7.940	6.505	6.985	September 30, 2016	6.935	4.712	5.790
September 30, 2011	7.195	5.400	5.915	December 30, 2016	7.935	5.775	7.755
December 30, 2011	6.105	4.322	4.446	March 31, 2017	8.785	7.445	8.450
March 30, 2012	5.065	3.824	4.404	June 30, 2017	9.190	7.695	8.640
June 30, 2012	4.390	2.818	3.474	September 30, 2017	9.090	8.330	9.080
September 30, 2012	4.394	2.432	4.158	December 31, 2017	9.885	9.060	9.460
December 31, 2012	4.672	4.062	4.662	February 15, 2018	10.040	9.385	9.856
March 31, 2013	5.595	3.970	3.970

Raiffeisen Bank International AG is an Austria-based bank that focuses on corporate and retail banking sector.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	97.975	70.865	82.691	June 30, 2013	26.761	21.451	21.451
June 30, 2008	105.531	77.731	77.731	September 30, 2013	26.004	19.110	23.165
September 30, 2008	81.973	47.853	47.853	December 31, 2013	26.814	22.849	24.535
December 31, 2008	50.563	15.542	18.482	March 31, 2014	31.267	20.600	24.200
March 31, 2009	23.941	12.449	20.311	June 30, 2014	26.710	21.050	23.315
June 30, 2009	28.557	20.331	23.701	September 30, 2014	24.500	17.220	17.220
September 30, 2009	42.672	22.763	42.672	December 31, 2014	17.350	11.510	12.535
December 31, 2009	45.832	37.022	37.826	March 31, 2015	14.420	9.005	13.020
March 31, 2010	40.939	29.227	33.709	June 30, 2015	15.590	12.405	13.050
June 30, 2010	38.114	28.911	30.156	September 30, 2015	14.210	10.900	11.710
September 30, 2010	34.954	27.776	32.751	December 31, 2015	15.690	11.660	13.605
December 31, 2010	40.795	32.617	39.263	March 31, 2016	13.945	10.210	13.315
March 31, 2011	43.189	36.543	37.501	June 30, 2016	14.170	10.675	11.275
June 30, 2011	38.305	31.152	34.029	September 30, 2016	13.560	10.445	13.555
September 30, 2011	35.428	18.372	21.216	December 30, 2016	18.290	13.590	17.380
December 30, 2011	22.265	13.555	19.215	March 31, 2017	23.130	17.665	21.155
March 30, 2012	27.819	17.845	25.377	June 30, 2017	24.440	18.950	22.100
June 30, 2012	25.056	20.972	24.659	September 30, 2017	28.665	21.365	28.355
September 30, 2012	28.049	22.653	26.991	December 31, 2017	30.720	27.645	30.200
December 31, 2012	31.942	27.637	30.122	February 15, 2018	35.320	30.350	32.030

March 31, 2013	32.162	25.186	25.392

Banco de Sabadell S.A. is a Spain-based financial institution primarily engaged in the banking sector.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	4.949	3.927	4.705	June 30, 2013	1.339	1.069	1.069
June 30, 2008	4.807	3.635	3.635	September 30, 2013	1.742	1.123	1.675
September 30, 2008	4.251	3.358	3.690	December 31, 2013	1.737	1.569	1.707
December 31, 2008	3.832	3.155	3.283	March 31, 2014	2.178	1.653	2.036
March 31, 2009	3.507	2.011	2.559	June 30, 2014	2.411	2.006	2.263
June 30, 2009	3.209	2.566	3.013	September 30, 2014	2.299	1.989	2.129
September 30, 2009	3.581	2.823	3.422	December 31, 2014	2.150	1.854	2.003
December 31, 2009	3.432	2.623	2.623	March 31, 2015	2.258	1.902	2.242
March 31, 2010	2.956	2.342	2.768	June 30, 2015	2.374	2.139	2.139
June 30, 2010	2.936	2.156	2.566	September 30, 2015	2.225	1.581	1.623
September 30, 2010	3.125	2.514	2.534	December 31, 2015	1.992	1.592	1.616
December 31, 2010	2.552	2.035	2.035	March 31, 2016	1.719	1.374	1.563
March 31, 2011	2.501	1.934	2.129	June 30, 2016	1.739	1.164	1.179
June 30, 2011	2.177	1.923	1.966	September 30, 2016	1.288	1.091	1.140
September 30, 2011	2.038	1.580	1.852	December 30, 2016	1.398	1.111	1.323
December 30, 2011	2.208	1.549	2.024	March 31, 2017	1.724	1.298	1.718
March 30, 2012	2.050	1.603	1.632	June 30, 2017	1.886	1.586	1.779
June 30, 2012	1.635	1.056	1.269	September 30, 2017	1.943	1.700	1.766
September 30, 2012	1.904	1.040	1.730	December 31, 2017	1.749	1.588	1.656
December 31, 2012	1.846	1.471	1.635	February 15, 2018	1.934	1.680	1.8045
March 31, 2013	1.785	1.201	1.201

Banco Santander S.A. is a retail and commercial bank.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	13.379	10.243	11.573	June 30, 2013	5.537	4.764	4.821
June 30, 2008	13.040	10.702	10.702	September 30, 2013	5.982	4.790	5.929
September 30, 2008	11.444	9.124	9.629	December 31, 2013	6.663	5.941	6.399
December 31, 2008	10.720	5.026	6.639	March 31, 2014	6.807	6.119	6.807
March 31, 2009	7.121	3.934	5.105	June 30, 2014	7.755	6.817	7.505
June 30, 2009	8.459	5.301	8.419	September 30, 2014	7.768	7.018	7.486
September 30, 2009	11.035	7.986	10.819	December 31, 2014	7.431	6.524	6.881
December 31, 2009	11.758	10.244	11.360	March 31, 2015	6.915	5.793	6.902
March 31, 2010	11.783	9.083	9.678	June 30, 2015	7.034	6.161	6.161
June 30, 2010	10.613	7.234	8.596	September 30, 2015	6.653	4.535	4.666
September 30, 2010	10.258	8.541	9.164	December 31, 2015	5.282	4.372	4.483
December 31, 2010	9.472	7.180	7.798	March 31, 2016	4.440	3.256	3.810
March 31, 2011	9.164	7.274	8.057	June 30, 2016	4.551	3.246	3.373

June 30, 2011	8.519	7.386	7.832	September 30, 2016	4.153	3.265	3.882
September 30, 2011	8.039	5.177	6.122	December 30, 2016	4.950	3.849	4.878
December 30, 2011	6.331	5.046	5.774	March 31, 2017	5.665	4.908	5.651
March 30, 2012	6.487	5.355	5.675	June 30, 2017	6.193	5.385	5.697
June 30, 2012	5.684	4.180	5.135	September 30, 2017	5.907	5.280	5.907
September 30, 2012	6.187	3.972	5.700	December 31, 2017	5.831	5.459	5.479
December 31, 2012	6.028	5.344	6.000	February 15, 2018	6.076	5.454	5.518
March 31, 2013	6.511	5.145	5.156

Unione di Banche Italiane S.p.A. is a holding company that holds interests in banks, financial companies, insurance companies, asset management and trust service companies.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	16.635	13.119	14.483	June 30, 2013	3.378	2.573	2.652
June 30, 2008	15.707	13.254	13.288	September 30, 2013	3.910	2.564	3.563
September 30, 2008	14.627	12.616	13.761	December 31, 2013	4.909	3.788	4.705
December 31, 2008	13.654	9.183	9.183	March 31, 2014	6.519	4.613	6.519
March 31, 2009	10.433	5.489	7.403	June 30, 2014	7.167	5.509	6.024
June 30, 2009	10.245	7.639	8.273	September 30, 2014	6.491	5.104	6.348
September 30, 2009	9.879	7.635	9.362	December 31, 2014	6.300	5.156	5.681
December 31, 2009	9.728	8.161	8.960	March 31, 2015	6.910	5.066	6.944
March 31, 2010	9.371	8.050	8.916	June 30, 2015	7.372	6.481	6.858
June 30, 2010	9.308	5.979	6.336	September 30, 2015	7.444	5.938	6.043
September 30, 2010	7.514	6.176	6.345	December 31, 2015	6.815	5.557	5.909
December 31, 2010	7.073	5.698	5.846	March 31, 2016	5.681	2.836	3.100
March 31, 2011	7.028	5.377	5.381	June 30, 2016	3.669	2.307	2.358
June 30, 2011	5.551	3.603	3.700	September 30, 2016	2.686	1.901	1.954
September 30, 2011	3.980	2.097	2.671	December 30, 2016	2.680	1.902	2.490
December 30, 2011	3.252	2.389	3.018	March 31, 2017	3.488	2.612	3.429
March 30, 2012	3.793	2.644	3.029	June 30, 2017	3.870	3.170	3.766
June 30, 2012	3.029	2.085	2.450	September 30, 2017	4.386	3.734	4.386
September 30, 2012	3.178	1.751	2.741	December 31, 2017	4.576	3.646	3.646
December 31, 2012	3.368	2.568	3.342	February 15, 2018	4.290	3.624	3.914
March 31, 2013	3.830	2.650	2.739

UniCredit S.p.A, formerly Unicredito Italiano S.p.A., is a banking and financial services company.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	151.942	110.205	112.923	June 30, 2013	22.019	16.226	18.031
June 30, 2008	134.378	103.329	103.622	September 30, 2013	24.976	17.720	23.613
September 30, 2008	106.953	69.241	69.241	December 31, 2013	28.213	24.946	26.961
December 31, 2008	82.167	40.138	46.507	March 31, 2014	33.225	26.860	33.225
March 31, 2009	52.504	19.283	33.102	June 30, 2014	34.427	28.840	30.644

June 30, 2009	63.813	35.180	56.565	September 30, 2014	32.147	27.863	31.371
September 30, 2009	85.715	51.775	84.139	December 31, 2014	31.596	25.582	26.735
December 31, 2009	87.212	71.061	73.819	March 31, 2015	31.947	24.605	31.721
March 31, 2010	76.243	60.400	72.200	June 30, 2015	32.824	29.942	30.193
June 30, 2010	75.501	51.489	60.698	September 30, 2015	31.972	26.986	27.913
September 30, 2010	73.273	59.245	61.820	December 31, 2015	30.719	24.615	25.733
December 31, 2010	63.965	49.212	51.093	March 31, 2016	25.131	13.881	15.886
March 31, 2011	65.912	48.650	57.562	June 30, 2016	17.850	9.416	9.872
June 30, 2011	59.509	44.987	48.188	September 30, 2016	11.907	8.785	10.383
September 30, 2011	50.730	21.470	26.487	December 30, 2016	14.392	9.426	13.701
December 30, 2011	34.788	21.157	21.190	March 31, 2017	14.718	12.160	14.450
March 30, 2012	22.440	11.456	18.822	June 30, 2017	17.100	12.850	16.350
June 30, 2012	18.552	11.957	14.934	September 30, 2017	18.350	16.510	18.020
September 30, 2012	19.103	11.696	16.196	December 31, 2017	18.020	15.580	15.580
December 31, 2012	19.063	16.647	18.572	February 15, 2018	18.080	15.710	17.548
March 31, 2013	24.034	16.467	16.688

Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as pre-paid derivative contracts with respect to the Basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

In the opinion of our special U.S. counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other similarly-linked securities that similarly do not guarantee full repayment of principal.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any Basket Component Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to the Basket or any Basket Component, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket, any Basket Component or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket, any Basket Component or the Notes. If you enter, or have entered, into other transactions in respect of the Basket, any Basket Component or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable withholding agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non- U.S. taxing jurisdiction (including that of TD and each Basket Component Issuer).

Supplemental Discussion of Canadian Federal Income Tax Consequences

The following section supersedes and replaces in its entirety the section of the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”.

In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with the Issuer and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments (including any interest and principal) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the Note as capital property, (v) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the CRA published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or non-U.S. tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.

The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this Pricing Supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their tax advisers with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Based in part on the published administrative position of the CRA, any amount in excess of the Principal Amount of a Note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the Note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the Notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.

Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of a Note.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to GS&Co., or has offered the Notes directly to investors. GS&Co. and its affiliates will receive a discount of $25.00 per $1,000 Principal Amount, comprised of $2.50 of fees and $22.50 of selling commission for Notes that it sells to investors. The Issuer or an affiliate has entered into swap agreements or related hedge transactions with Goldman Sachs International and/or its affiliates in connection with the sale of the Notes, and Goldman Sachs International and/or an affiliate may earn income as a result of payments pursuant to the swap, or the related hedge transactions. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the product prospectus supplement. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Delivery of the Notes will be made against payment for the Notes on or about February 23, 2018, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We or GS&Co., or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the Notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us or GS&Co. or any of our or their respective affiliates, this pricing supplement is being used in a market-making transaction unless we or GS&Co. or any of our or their respective affiliates informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.